GROUP I

                                OPTION AGREEMENT


                                  BY AND AMONG


                          RIVER CITY BROADCASTING, L.P.

                                       AND

                         RIVER CITY LICENSE PARTNERSHIP,


                                   AS SELLERS,


                                       AND

                         SINCLAIR BROADCAST GROUP, INC.,

                                AS OPTION HOLDER


                            DATED AS OF May 31, 1996

                                TABLE OF CONTENTS

                                      PAGE
                                    ARTICLE 1

                        OPTION TO ACQUIRE LICENSE ASSETS


1.1      Options...............................................................3

1.1.A.   Option to Acquire License Assets......................................4

1.2      Excluded Assets.......................................................6

1.3      Liabilities...........................................................7

1.4      Option Exercise.......................................................9

1.5      Terms of Option.  ....................................................9


                                    ARTICLE 2

                              PAYMENTS AND CLOSING

2.1      Grant Price and Option Closing Price.................................10

2.1.A    Payment for Option Grant.............................................10

2.1.B    Payment Upon Option Closing and Option Extension Fees
         .....................................................................10

2.2      Option Grant and Closing.............................................14

2.3      Deliveries at Option Grant...........................................14

2.4      Deliveries at Closing................................................16

2.5      Adjustments..........................................................19

2.6      Effect of Certain Laws or Proceedings................................21

2.7      Representations and Warranties of Sellers............................23


                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

3.1      Organization.........................................................24




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                                     - ii -


3.2      Approval/Authority...................................................24

3.3      No Conflicts.........................................................24

3.4      Brokers..............................................................25

3.5      FCC Authorizations...................................................25

3.6      Condition of Assets..................................................26

3.7      Title................................................................26

3.8      Call Letters, Trademarks, Etc........................................26

3.9      Insurance............................................................27

3.10     Contracts............................................................27

3.11     Employees............................................................28

3.12     Litigation...........................................................28

3.13     Compliance with Laws.................................................29

3.14     Complete Disclosure..................................................29


                                    ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF OPTION HOLDER

4.1      Incorporation........................................................29

4.2      Corporate Action.....................................................30

4.3      No Conflicts.........................................................30

4.4      Brokers..............................................................30

4.5      Litigation...........................................................30


                                    ARTICLE 5

                    COVENANTS OF SELLERS PENDING THE CLOSING

5.1      Maintenance of Business until Closing................................31

5.2      Goodwill/Compliance with Agreements..................................35



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                                     - iii -



5.3      Reports; Access to Facilities, Files and Records.....................35

5.4      Notice of Proceedings................................................36

5.5      Confidential Information.............................................36

5.6      Consummation of Option Closing.......................................37

5.7      Notice of Certain Developments.......................................37

5.8      Covenants of Sellers After Option Exercise...........................37

5.9      Hart-Scott-Rodino....................................................38

5.10     Compliance with Group I TBA..........................................38

5.11     New Mexico Stations..................................................39

                                    ARTICLE 6

                 COVENANTS OF OPTION HOLDER PENDING THE CLOSING

6.1      Confidential Information.............................................39

6.2      Consummation of Agreement............................................40

6.3      Notice of Proceedings................................................40

6.4      Covenants of Option Holder After Option Exercise.....................40

6.5      Insurance............................................................41

6.6      Notice of Material Impact............................................41

6.7      Hart-Scott-Rodino....................................................42

6.8      Compliance with Group I TBA..........................................42


                                    ARTICLE 7

                    CONDITIONS TO THE OBLIGATIONS OF SELLERS

7.1      Representations, Warranties, Covenants...............................42

7.2      Proceedings..........................................................43

7.3      Opinion of Counsel...................................................44


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                                     - iv -



7.4      FCC Authorization....................................................44

7.5      Hart-Scott-Rodino....................................................44

7.6      Termination of Certain Agreements....................................44

7.7      Group I TBA..........................................................44


                                    ARTICLE 8

                 CONDITIONS TO THE OBLIGATIONS OF OPTION HOLDER

8.1      Representations, Warranties, and Covenants...........................45

8.2      Proceedings..........................................................46

8.3      Opinion of Counsel...................................................46

8.4      FCC Authorizations...................................................47

8.5      Hart-Scott-Rodino....................................................47

8.6      Termination of Certain Agreements....................................47

8.7      Group I TBA..........................................................47


                                    ARTICLE 9

                                 INDEMNIFICATION

9.1      Survival.............................................................47

9.2      Indemnification of Option Holder.....................................48

9.3      Indemnification of Sellers...........................................48

9.4      Limitation of Liability..............................................48

9.5      Bulk Sales Indemnity.................................................50

9.6      Notice of Claims.....................................................50

9.7      Defense of Third Party Claims........................................50

9.8      Indemnity as Sole Remedy.............................................51




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                                      - v -


9.9      Arbitration..........................................................51


                                   ARTICLE 10

                                EMPLOYEE MATTERS

10.1     Employee Matters.....................................................53


                                   ARTICLE 11

                            TERMINATION/MISCELLANEOUS

11.1     Termination of Options...............................................56

11.1.A   Group I Options......................................................56

11.1.B   Notice and Cure......................................................56

11.2     Effect of Termination and Other Limitations..........................57

11.3     Expenses.............................................................58

11.4     Assignments..........................................................58

11.5     Further Assurances...................................................59

11.6     Notices..............................................................59

11.7     Captions.............................................................60

11.8     Law Governing........................................................60

11.9     Consent to Jurisdiction, Etc.........................................60

11.10    Waiver of Provisions.................................................61

11.11    Counterparts.........................................................61

11.12    Entire Agreement/Amendments..........................................61

11.13    Access to Books and Records..........................................61

11.14    Waiver of Final Grant by FCC.........................................62

11.15    Recitals, Headings...................................................62

11.16    Severability.........................................................62


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                                     - vi -



11.17    Public Announcements and Press Releases..............................63

11.18    Board of Directors and Committees....................................63

11.19    List of Definitions..................................................64

11.20    No Third Party Beneficiaries.........................................66
























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                                     - vii -



                                    Exhibits
                                    --------

         Exhibit 2.5(b)             Post-Closing Escrow Agreement
         Exhibit 7.3(i)             Opinion of Counsel to Option Holder
         Exhibit 7.3(ii)            Opinion of Counsel to Option Holder
                                    FCC
         Exhibit 8.3(i)             Opinion of Counsel to Sellers
         Exhibit 8.3(ii)            Opinion of Counsel to Sellers (FCC)
         Exhibit 9.4                Indemnification Escrow Agreement



                                    Schedules
                                    ---------

         Schedule  1.1.A(a)  FCC   Authorizations
         Schedule  1.1.A(b)  Tangible Personal Property
         Schedule  1.1.A(c)  Real Property
         Schedule  1.1.A(d)  Other Contracts
         Schedule  1.1.A(e)  Trademarks, Etc.
         Schedule  1.1.B(a)  Columbus Tangible Personal Property
         Schedule  1.1.B(b)  Columbus Real Property
         Schedule  1.1.B(c)  Columbus Other Contracts
         Schedule  1.1.B(d)  Columbus  Trademarks, Etc.
         Schedule  1.1.B(e)  Columbus Programming Copyrights
         Schedule  1.1.B(j)  NewVenco Other Assets
         Schedule  1.2(f)    Excluded Contracts
         Schedule  1.2(i)    Interests in Certain  Subsidiaries
         Schedule  1.3       Liabilities
         Schedule  2.1.A     Allocation of Option Grant Price among
                             Stations
         Schedule  2.1.B(a)  Allocation of Option Closing Price among
                             Stations
         Schedule  2.1.B(b)  Columbus Station Excess Cash Flow
         Schedule  3.1       Qualifications
         Schedule  3.3       No Conflicts
         Schedule 3.5        FCC Authorizations
         Schedule 3.11       Certain Employee Matters
         Schedule 3.12       Litigation
         Schedule 5.1        Maintenance of Business
         Schedule 9.2        Indemnification of Option Holder
         Schedule 10.1       Employee Matters
         Schedule 11.1.D     Notice and Cure

                            GROUP I OPTION AGREEMENT
                            ------------------------

         THIS OPTION AGREEMENT (this "Agreement") is dated as of May 31, 1996 (the "Option Grant Date"), and is by and among River City Broadcasting, L.P., a limited partnership duly formed under the laws of the State of Delaware ("RCB"), River City License Partnership, a general partnership duly formed under the laws of the State of Missouri ("Licensee") (RCB and Licensee sometimes collectively referred to herein as "Sellers" and individually as a "Seller"), and Sinclair Broadcast Group, Inc., a corporation duly organized under the laws of the State of Maryland ("Option Holder").

                                    RECITALS
                                    --------

         WHEREAS, Licensee is the licensee of (i) Television Stations KOVR(TV), Stockton, California, WTTV(TV), Bloomington, Indiana, WTTK(TV), Kokomo, Indiana, KDSM-TV, Des Moines, Iowa, KDNL-TV, St. Louis, Missouri, WLOS-TV, Asheville, North Carolina, WFBC(TV), Anderson, South Carolina and KABB-TV, San Antonio, Texas (collectively referred to herein as the "Group I TV Stations"); and (ii) Radio Stations KBLA(AM), Santa Monica, California, WVRV(FM), East St. Louis, Illinois, WJCE-FM, Russellville, Kentucky, KMEZ-FM, Belle Chasse, Louisiana, WSMB(AM), New Orleans, Louisiana, WLMG-FM, New Orleans, Louisiana, WWL(AM), New Orleans, Louisiana, KPNT(FM), Sainte Genevieve, Missouri, WBEN(AM), Buffalo, New York, WMJQ-FM, Buffalo, New York, WWKB(AM), Buffalo, New York, WKSE-FM, Niagara Falls, New York, WGBI(AM), Scranton, Pennsylvania, WGGY(FM), Scranton, Pennsylvania, WILK-AM, Wilkes Barre, Pennsylvania, WKRZ-FM, Wilkes Barre,
Pennsylvania, WOGY-FM, Germantown, Tennessee, WJCE(AM), Memphis, Tennessee, WRVR-FM, Memphis, Tennessee, WLAC(AM), Nashville, Tennessee and WLAC-FM, Nashville, Tennessee (collectively referred to herein as the "Radio Stations," and collectively as the "Stations" when referred to herein with the TV Stations and any television or radio station with respect to which RCB or Licensee becomes a licensee (as described in Schedule 2.2(a)(1) to the Asset Purchase Agreement as defined below, or with the consent of Option Holder) prior to the Asset Purchase Agreement Closing Date (the "After-Acquired Stations")), pursuant to certain authorizations (the "FCC Authorizations") issued by the Federal Communications Commission (the "FCC")(the Group I TV Stations, the Radio Stations and any After-Acquired Stations being collectively referred to herein as "Group I Stations" or the "Stations"); and

         WHEREAS, RCB owns all of the issued and outstanding capital stock (the "Sandia Stock") of Sandia Peak Broadcasters, Inc., a Delaware corporation ("Sandia"), a 40% general partnership



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                                      - 2 -


interest (the "Twin Peaks Partnership Interest") in Twin Peaks Radio, a New Mexico general partnership ("Twin Peaks"); a 1% general partnership interest (the "Twin Peaks License Partnership Interest") in Twin Peaks Radio License Partnership, a Missouri general partnership, with the remaining 60% general partnership interest in Twin Peaks being owned by Sandia and the remaining 99% general partnership interest in Twin Peaks License Partnership being owned by Twin Peaks; and Twin Peaks License Partnership is the licensee of Radio Stations KZSS(AM), Albuquerque, New Mexico, KZRR(FM), Albuquerque, New Mexico and KLSK(FM), Santa Fe, New Mexico (collectively referred to herein as the "New Mexico Stations"), pursuant to certain FCC Authorizations, and Twin Peaks owns certain assets used or useful in connection with the operation of the New Mexico Stations (the Sandia Stock, the Twin Peaks Partnership Interest and the Twin Peaks License Partnership Interest being sometimes collectively referred to herein as the "RCB Twin Peaks Equity Interests") and for purposes of the representations and warranties, indemnification provisions and nomenclature of the Options, the New Mexico Stations being deemed to be "Group I Stations" and the assets of the New Mexico Stations that are of the same type as those identified in Section 1.1.A hereof being deemed to be "License Assets"; provided, however, to the extent RCB sells the New Mexico Stations or the RCB Twin Peaks Equity Interest (the "Twin Peaks Sale") prior to the Option Grant Date or prior to the date Option Holder has consummated the acquisition of the RCB Twin Peaks Equity Interest, no representations or warranties shall be made hereunder with respect to the New Mexico Stations or the RCB Twin Peaks Equity Interest as contemplated hereunder, and Option Holder acknowledges and agrees that it waives its right to acquire the RCB Twin Peaks Equity Interest and any Option with respect thereto shall immediately terminate, and RCB shall have no obligation to sell and Option Holder shall have no obligation to purchase, the RCB Twin Peaks Equity Interest; and

         WHEREAS, RCB owns certain Other Assets (as defined herein); and

         WHEREAS, RCB has entered with Option Holder into an Amended and Restated Asset Purchase Agreement, dated as of April 10, 1996 and as amended and restated as of May 31, 1996 (as amended, the "Asset Purchase Agreement"), pursuant to which Option Holder is purchasing on the date hereof certain assets and rights of RCB, as provided in the Asset Purchase Agreement; and

         WHEREAS, on the date hereof (the "Asset Purchase Agreement Closing Date") in connection with the closing of the Asset Purchase Agreement (the "Asset Purchase Closing"), Sellers and Option Holder have entered into a Time Brokerage Agreement relating to the Group I Stations but not including the New Mexico Stations (the "Group I TBA") pursuant to which Option Holder will provide certain television and radio programming to Sellers for the Group I Stations, all on the terms and conditions contained in the Group I TBA; and

         WHEREAS, RCB and Licensee desire to grant an option to the Option Holder to acquire the License Assets (as defined in Section 1.1.A herein), and Option Holder desires to acquire an option to acquire the License Assets, all on the terms described herein; and

         WHEREAS, with respect to each Station, on the Option Closing Date (as defined in Section 2.2(b) herein) applicable to such Station, Sellers will transfer and assign to Option Holder all of the License Assets with respect to such Station;

         WHEREAS, on the Asset Purchase Agreement Closing Date in connection with the Asset Purchase Agreement Closing, Sellers and Option Holder are entering into a Columbus Option Agreement (the "Columbus Option Agreement") relating to Television Station WSYX(TV), Columbus, Ohio (the "Columbus Station") pursuant to which Option Holder will acquire the option to acquire the License Assets (as defined in the Columbus Option Agreement) and the Columbus Station Assets (as defined in the Columbus Option Agreement); although certain of the License Assets (as defined in the Columbus Option Agreement) and the Columbus Station Assets are listed on the Schedules hereto, none of the assets relating to the Columbus Station will be conveyed hereunder and no representations, warranties, covenants or other agreements are made or shall be deemed to be made hereunder with respect thereto.

         NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

                                    ARTICLE 1
                                    ---------

                        OPTION TO ACQUIRE LICENSE ASSETS
                        --------------------------------

         1.1 Options. Upon and subject to the terms and conditions stated in this Agreement, Sellers hereby as of the date hereof grant to Option Holder separate options (i.e., one option per Station and one option for the RCB Twin Peaks Equity Interest) to acquire concurrently in their entirety at one Closing or separately at one or more Closings, all of Sellers' rights, title and interest in, to and under the License Assets used or held by

Sellers with respect to the Group I Stations, including (subject to RCB's right to consummate the Twin Peaks Sale) the RCB Twin Peaks Equity Interest (the "Group I Options" or the "Options").

         1.1.A. Option to Acquire License Assets. Subject to the terms and conditions stated in this Agreement, on the Option Closing Date applicable to such Stations which are being acquired on such Option Closing Date, Sellers shall convey, transfer, assign and deliver to Option Holder, and Option Holder shall acquire from Sellers, all of Sellers' rights, title and interest in, to and under all License Assets used or held for use by Sellers with respect to such Stations, including the RCB Twin Peaks Equity Interest. As used in this Agreement, "License Assets" used or held for use with respect to any Station means all of Sellers' rights in, to and under the following, on the Option Closing Date for such Station:

                    (a) FCC Authorizations. All FCC Authorizations issued to Licensee with respect to the Station, including, without limitation, those shown on Schedule 1.1.A(a) to this Agreement, and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto.

                    (b) Tangible Personal Property. All equipment, vehicles, furniture, transmitters, antennae, engineering equipment, office materials and supplies, spare parts and other tangible personal property of every kind and description owned as of the date of this Agreement by Sellers and used in connection with the business and operations of the Station, including, without limitation, those shown on Schedule 1.1.A(b) to this Agreement, and any additions, improvements, replacements and alterations thereto made between the date of this Agreement and the Option Closing Date for the Station, but excluding all such property which is consumed, retired or disposed of by Sellers in the ordinary course of their business between the date of this Agreement and the Option Closing Date for the Station or as otherwise permitted by this Agreement.

                    (c) Real Property. (i) All real property owned by Sellers listed on Schedule 1.1.A(c) relating to the Station (the "Real Property"), (ii) all buildings, structures, towers, improvements, transmitting towers and other fixtures thereon (the "Real Property Improvements"), owned by Seller and used in the business and operations of the Station; (iii) all other leaseholds and other interests in real property held by Sellers relating to the Station (the "Leasehold Interests") listed and so designated on Schedule 1.1.A(c); and (iv) real property, and all buildings, structures and improvements thereon and leasehold interests that are acquired by Sellers between the date hereof and the Option Closing Date for the Station.

                    (d) Other Contracts. All contracts relating to any Station, other than the Group I TBA, to which either Seller is a party (in addition to and not included in those set forth in Sections 1.1.A(b) and 1.1.A(c) hereof) and the Consent Contracts, as defined in, and contemplated under, Section 1.3(c) of the Asset Purchase Agreement (collectively, "Other Contracts"), including all agreements, equipment leases and other leases listed on Schedules 1.1.A(d) and
3.11 (as may be entered into, amended, renewed or extended pursuant to Section 5.1) to this Agreement, together with all such contracts that will have been entered into in the ordinary course of business of the Station between the date of this Agreement and the Option Closing Date for the Station and all other such Contracts that will have been entered into between the date of this Agreement and the Option Closing Date for the Station the making of which by Sellers is permitted by this Agreement, to the extent existing as of the Option Closing Date for the Station. As used in this Agreement, "Contract" means, with respect to any Station, any agreement, lease, arrangement, commitment or understanding, written or oral, expressed or implied, to which the Station or Sellers with respect to the Station are a party or are bound.

                    (e) Trademarks, Etc. All trademarks, service marks, patents, trade names, jingles, slogans and logotypes owned and used by Sellers in connection with the business and operations of the Station as of the date hereof, including, without limitation, Sellers' rights to use the call letters of the Station and any related names and phrases and those shown on Schedule 1.1.A(e) to this Agreement and those acquired between the date hereof and the Option Closing Date for the Station.

                    (f) FCC Records. All FCC logs and other records that relate to the operations of the Station.

                    (g) Files and Records. All files and other records of Sellers relating solely to the business and operations of the Station other than account books of original entry and other than such files and records that are maintained at the corporate offices of Sellers or RCB's general partner for tax accounting purposes.

                    (h) RCB Twin Peaks Equity Interests. With respect to the New Mexico Stations, all of the RCB Twin Peaks Equity Interests.

                    (i) Goodwill. All of Sellers' goodwill in and going concern value associated with the Stations.

                    (j) Other Assets. All other assets of Sellers relating to the business and operations of the Station not expressly excluded in Section 1.2 hereof.

         1.2 Excluded Assets. There shall be excluded from the License Assets relating to any Station and retained by Sellers, to the extent in existence on the Option Closing Date for such Station, the following assets (the "Excluded Assets"):

                    (a) Cash. All cash, cash equivalents and cash items of any kind whatsoever, certificates of deposit, money market instruments, bank balances and rights in and to bank accounts, Treasury bills and marketable securities and other securities of either Seller.

                    (b) Personal Property Disposed Of. All tangible personal property disposed of or consumed in the ordinary course of the business of any Station between the date of this Agreement and the Closing relating to such Station.

                    (c) Insurance, Bonds, Etc. All contracts of insurance and all insurance plans and the assets thereof and all bonds, letters of credit or similar items and any cash surrender value in regard thereto.

                    (d) Claims. Any and all claims of Sellers with respect to transactions occurring prior to the occurrence of the last Option Closing Date hereunder, including, without limitation, rights and interests of Sellers in and to any claims for tax refunds (including, but not limited to, federal, state or local franchise, income or other taxes) and all causes of action and claims of Sellers under contracts and with respect to other transactions with respect to events occurring prior to such last Option Closing Date and all claims for other refunds of monies paid to any governmental agency and all claims for copyright royalties for broadcast prior to the Option Closing Date.

                    (e) Pension Assets,  Etc. Except as otherwise provided under
Section 10.1, pension, profit sharing, retirement, bonus, stock purchase, savings plans and trusts, 401(k) plans, health insurance plans (including any insurance contracts or policies related thereto), and the assets thereof and any rights thereto, and all other plans, agreements or understandings to provide employee benefits of any kind for employees of Sellers.

                    (f) Certain Contracts. The agreements listed on Schedule 1.2(f) hereof (the "Excluded Contracts").

                    (g) Certain Books and Records. Sellers' partnership records and other books and records that pertain to internal partnership matters of Sellers and Sellers' account books of original entry with respect to any Station, and all books, records, accounts, checks, payment records, tax records (including payroll, unemployment, real estate and other tax records) and other similar books, records and information of Sellers relating to Sellers' operation of the business of each Station prior to the Closing relating to such Station, with the proviso that Option Holder shall be allowed to maintain copies of all such records relating to the Stations or the License Assets and/or upon a written request for same shall be allowed further access to all excluded records to the extent retained by Sellers at all reasonable times during the term of this Agreement for a period of the (3) years after the Option Closing Date relating thereto.

                    (h) Certain Prepaid Expenses. The prepaid expenses of Sellers with respect to items that are not subject to adjustment under Section 2.5.

                    (i) Interests in Certain Subsidiaries. All of Sellers' interests in the subsidiaries described in Schedule 1.2(i).


                    (j) River City Name. All rights to and goodwill in the name "River City Broadcasting" and any logo, variation or derivation thereof.

         1.3 Liabilities. (a) Liens. For each Station, the License Assets used or held for use by Sellers with respect to such Station shall be sold and conveyed to Option Holder, as of the Option Closing Date for such Station, free and clear of all liens, security interests and encumbrances except (i) all matters of record including, without limitation, those matters disclosed on
Schedule 1.3 hereto as "continuing" and, including, without limitation, the rights of lessors with respect to any leasehold interests in real property or operating leases for personal property; (ii)(1) liens or encumbrances on the Real Property, Real Property Improvements, Leasehold Interests currently of record; and (2) other liens or encumbrances on the Real Property, Real Property Improvements and Leasehold Interests included in the License Assets that with respect to (ii)(2) hereof do not materially affect the value or the current or continued use and enjoyment (to the extent such continued use and enjoyment conforms with current use and enjoyment) thereof in the operation of the Stations; (iii) liens for taxes not yet due and payable;

and (iv) the Assumed Liabilities (as hereinafter defined) and "Assumed Liabilities" as defined in the Asset Purchase Agreement (all of the foregoing in clauses (i) through (iv) are sometimes collectively referred to herein collectively as "Permitted Encumbrances" but shall be deemed to exclude any judgment liens, mortgages, capital leases or security interests or trust arrangements providing for similar effect (including, without limitation, purchase money mortgages and purchase money security interests granted by Sellers in favor of any third party securing obligations for borrowed money)).

         (b) Assumption of Liabilities. (i) Option Holder agrees that, on the Option Closing Date relating to any Station, Option Holder shall assume, undertake and agree to pay, satisfy, perform, discharge and be liable for, with respect to such Station, and Sellers shall not thereafter be liable for (1) any liabilities and obligations of Sellers that Option Holder has not previously assumed and as the same shall exist on the Option Closing Date that arise on or after the Option Closing Date, including all such liabilities and obligations arising out of and related to the ownership and operation of such Station that Option Holder has not previously assumed, including the License Assets (including under the contracts assigned pursuant to Sections 1.1.A(c) and 1.1.A(d) with respect to such Station and any contracts that are entered into after the date hereof with respect to such Station and those liabilities and obligations referred to in Section 10.1 hereof); (2) any liability or obligation arising out of the business or operations of any Station or any of the License Assets, arising on or after the Option Closing Date for such Station; (3) any Assumed Liabilities, including under any contracts assumed by Option Holder hereunder, with respect to such Group I Station; (4) any other liabilities or obligations incurred or assumed by Option Holder with respect to any of the License Assets with respect to such Station; (5) any liability or obligation to any Station Employee for such Station; and (6) any duty, obligation or liability relating to any pension, 401(k) or other similar plan, agreement or arrangement provided by Option Holder to any Station Employee for such Station.

         To the extent, if any, any Seller makes a payment to Option Holder as a result of any adjustment pursuant to Section 2.5 hereof, Option Holder shall then assume and be obligated to pay such obligations and liabilities for which such adjustment was made pursuant to Section 2.5.

                  (c) Consents to Contracts. Option Holder agrees that on the Option Closing Date for such Station, Option Holder will assume the contracts included in the License Assets relating to such Group I Station (together with any Consent Contracts, as defined in and pursuant to Section 1.3 of the Asset Purchase Agreement), regardless of whether consent has been obtained in connection therewith. The liabilities and obligations in connection with all such contracts shall also constitute "Assumed Liabilities" for purposes of this Agreement.

         1.4 Option Exercise. In order to exercise an Option, Option Holder must deliver to Sellers written notice (an "Exercise Notice") of Option Holder's intention to so exercise such Option and designating whether all or any one of the Group I Options is being exercised (and designating which Stations are to be acquired thereunder). The date upon which any Exercise Notice is given with respect to an Option shall be referred to as the "Exercise Date" for such Option. Option Holder may withdraw any Exercise Notice at any time prior to the related Option Closing Date by written notice to that effect to Sellers. Upon withdrawal of any Exercise Notice, Option Holder shall reimburse Sellers for all reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys' fees, incurred by Sellers in connection with its compliance with
Section 5.8(a) and Section 5.8(b) with respect to such Exercise Notice. Nothing contained in this Section 1.4 is intended to prohibit the Option Holder from subsequently exercising an Option during the Exercise Period defined in Section
1.5 hereof after any such withdrawal nor shall any withdrawal of any Exercise Notice extend the terms of the Option or affect the payments referred to in
Section 1.5 below. The Group I Options may be exercised concurrently in one step or separately in two or more steps with respect to the Group I Stations.

         1.5 Terms of Option. Option Holder shall have the right to exercise the Group I Options from the date hereof to and including April 10, 2006 (the "Exercise Period"). Upon the failure of Option Holder to deliver the Exercise Notice for any unexercised Group I Option during the Exercise Period as provided herein, such Group I Option shall expire. Notwithstanding anything to the contrary herein, the Closing on an Option may take place after the expiration of the Exercise Period so long as Option Holder has (i) delivered the Exercise Notice for such Option to Sellers in accordance with Section 1.4 prior to the expiration of the then current Exercise Period, but in no event shall the final Closing of any Group I Option take place later than April 10, 2008.

                                    ARTICLE 2
                                    ---------

                              PAYMENTS AND CLOSING
                              --------------------

         2.1  Grant Price and Option Closing Price.

         2.1.A Payment for Option Grant. In consideration of Sellers' grant of the Options, Option Holder shall pay to Sellers Two Hundred Thirty-Two Thousand Dollars ($232,000) (the "Group I Option Grant Price" or the "Option Grant Price"), which shall be allocated among the Stations in accordance with
Schedule 2.1.A. The Group I Option Grant Price shall be allocated between the Sellers as determined by Seller and paid by Option Holder to Sellers by wire transfer of immediately available funds to such bank account(s) as Sellers may designate on or prior to the Option Grant Date.

         2.1.B      Payment Upon Option Closing and Option Extension Fees.

               (a) In consideration of Sellers' performance of this Agreement and the transfer, assignment and delivery of the License Assets of the Group I Stations, Option Holder will pay to Sellers (as set forth in the next sentence) with respect to each Group I Station the amount allocable to such Group I Station in accordance with Schedule 2.1.B(a) (collectively, the "Group I Option Closing Price" or the "Option Closing Price") on or before the Columbus Option Payment Date (which term when used herein shall have the meaning assigned to such term in the Columbus Option Agreement). If on the date of payment of a Group I Option Closing Price, there is an outstanding balance due from Sellers under that certain Credit Agreement dated as of May 31, 1996 by and among the Sellers, The Chase Manhattan Bank, N.A., as agent and other lenders thereunder (as the same may be amended, modified or supplemented and including any successor credit agreement or similar document evidencing any refinancing or refunding of obligations under such Credit Agreement, collectively, the "RCB Credit Agreement") (such outstanding balance, the "Unpaid Amount"), Option Holder shall pay for the benefit of Sellers, directly to the lenders under the Credit Agreement (the "Lenders"), an amount equal to the lesser of (i) the Unpaid Amount, and (ii) an amount equal to the product of (A) the excess of one
(1) over the Highest Capital Tax Rate (as defined herein), and (B) the Group I Option Closing Price. The "Highest Capital Tax Rate" means the greater of (a) the combined marginal federal, state, and local income tax rate applicable to the capital gains of an individual residing in New York City as of the end of the fiscal year in which Closing of the Group I Option occurs, or (b) the combined marginal federal, state, and local income tax rate applicable to the capital gains of a corporation located in New York City as of the end of the fiscal year in which Closing of the Group I Option occurs. At least three (3) business days prior to payment hereunder Option Holder shall give Sellers notice of the date on which Option Holder is making a payment, and at least one (1) business day prior to the payment of the Group I Option Closing Price, Sellers will provide to Option Holder a certificate setting forth whether there is any Unpaid Amount, and, if so, Sellers' calculation of the amount of the Group I Option Closing Price (which shall be made in good faith and shall be conclusive absent manifest error) that should be paid to Lender in connection therewith. Any portion of the Group I Option Closing Price not paid directly to the Lender shall be paid directly to Sellers.

         Option Holder shall pay (or be deemed to have paid) the Group I Option Closing Price as follows:

                            (i) With  respect to a Group I Option the Closing of
which occurs prior to the Columbus Option Payment Date (as defined in the Columbus Option Agreement), Option Holder shall pay the Option Closing Price for such Group I Option at any time on or prior to the Columbus Option Payment Date; and

                            (ii) With respect to a Group I Option the Closing of
which does not occur on or prior to the Columbus Option Payment Date:

                                    (A)  if such Columbus Option Payment Date is
the date of the Closing of the Columbus Option, Option Holder shall pay the Option Closing Price for such Group I Option on the Columbus Option Payment Date;

                                    (B)  if such Columbus Option Payment Date is
the date described in Section 2.1.B(a)(ii) of the Columbus Option Agreement, Option Holder shall be deemed to have paid the Option Closing Price for such Group I Option on such Columbus Option Payment Date; and

                                    (C)  if such Columbus Option Payment Date is
the date described in Section 2.1.B(a)(iii) of the Columbus Option Agreement, Option Holder shall be deemed to have paid the Option Closing Price for such Group I Option on such Columbus Option Payment Date.

         As used herein,  at any time the "Group I Unpaid  Options"  shall mean:
(i) any Group I Option the Closing of which has occurred and with respect to which Option Holder has not yet paid in full the Option Closing Price relating thereto, and (ii) any Group I Option the Closing of which has not occurred.

         (b) Until the Columbus Option Payment Date, Option Holder shall be required to pay to Sellers, on December 31, 1996, and on each March 31, June 30, September 30 and December 31 thereafter and on the Columbus Option Payment Date, an extension fee with respect to each Group I Unpaid Option (each, an "Option Extension Fee" and collectively, the "Option Extension Fees"). The Option Extension Fees shall accrue on each Group I Unpaid Option on the basis of a 365-day year based on the actual number of days elapsed in the period during which the Option Extension Fees accrue. The Option Extension Fees shall be paid as follows:

                    (i) on December 31, 1996 (or the Columbus Option Payment Date, if earlier), Option Holder shall pay to Sellers an Option Extension Fee with respect to each Group I Unpaid Option in an amount equal to (A) the product of (Y) eight percent (8%) and (Z) the amount of the Option Closing Price attributable to such Unpaid Option minus, in the case of a Group I Unpaid Option that has been assigned pursuant to Section 11.4 hereof, the Option Assignment Price for such Group I Unpaid Option, multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the Option Grant Date to December 31, 1996 (or the Columbus Option Payment Date, if earlier) and the denominator of which is 365;

                    (ii) thereafter, on each March 31, June 30, September 30 and December 31, and on the Columbus Option Payment Date, Option Holder shall pay to Sellers an Option Extension Fee calculated as follows:

                                     (A)  with  respect  to each  Group I Unpaid
Option, for the period beginning on January 1, 1997 and ending on the first anniversary of the Option Grant Date, an amount equal to (A) the product of (Y) eight percent (8%) and (Z) the amount of the Option Closing Price attributable to such Group I Unpaid Option minus, in the case of a Group I Unpaid Option that has been assigned pursuant to Section 11.4 hereof, the Option Assignment Price for such Group I Unpaid Option, multiplied by (B) a fraction, the numerator of which is equal to the number of days elapsed since the due date of the previous payment of an Option Extension Fee and the denominator of which is 365;

                                     (B)  with  respect  to each  Group I Unpaid
Option, for the period beginning on the first day after the first anniversary of the Option Grant Date and ending on the second anniversary of the Option Grant Date, an amount equal to (A) the product of (Y) fifteen percent (15%) and (Z) the amount of the

Option Closing Price attributable to such Group I Unpaid Option minus, in the case of a Group I Unpaid Option that has been assigned pursuant to Section 11.4 hereof, the Option Assignment Price for such Group I Unpaid Option, multiplied by (B) a fraction, the numerator of which is equal to the number of days elapsed since the later of (I) the due date of the previous payment of an Option Extension Fee and (II) the first anniversary of the Option Grant Date, and the denominator of which is 365; and

                                     (C)  with  respect  to each  Group I Unpaid
Option, for the period beginning on the first day after the second anniversary of the Option Grant Date and ending on the Columbus Option Payment Date, an amount equal to (A) the product of (Y) twenty-five percent (25%) and (Z) the amount of the Option Closing Price attributable to such Group I Unpaid Option minus, in the case of a Group I Unpaid Option that has been assigned pursuant to
Section 11.4 hereof, the Option Assignment Price for such Group I Unpaid Option, multiplied by (B) a fraction, the numerator of which is equal to the number of days elapsed since the later of (I) the due date of the previous payment of an Option Extension Fee and (II) the second anniversary of the Option Grant Date, and the denominator of which is 365.

         (c) The Option Holder shall assume the Assumed Liabilities and other obligations and liabilities to be assumed by Option Holder hereunder with respect to a Group I Station on the Option Closing Date for such Station.

         (d) Notwithstanding any other provision contained herein, except and subject to Section 11.1.B, (i) the Group I Options shall expire on April 10, 2006 and (ii) notwithstanding the expiration or termination of a Group I Option, such terminated Group I Option shall continue to be a Group I Unpaid Option, and Option Holder shall continue to be liable for the payment of the Option Closing Price and Extension Fees attributable to such terminated Option pursuant to this
Section 2.1.B until the Columbus Option Payment Date (iii) it is understood and agreed by Option Holder that in no event shall any Option Extension Fee be refundable to Option Holder hereunder; and (iv) if the Columbus Option is terminated, Option Holder shall continue to pay the Option Extension Fees required by Section 2.1.B until Option Holder pays, or is deemed to have paid, the Group I Option Closing Price on the Columbus Option Payment Date.

         (e) The Option Closing Price payable for each Station and Extension Fees attributable to such Station shall be allocated between the Sellers in such manner as determined by the

Sellers and shall be paid by Option Holder to Sellers by wire transfer of immediately available federal funds in United States dollars to such bank account(s) as Sellers may designate; provided, however, that payments of One Hundred Dollars ($100.00) or less may be made by check.

         2.2 Option Grant and Closing.

              (a) Option Grant. The grant of the Group I Options (the "Option Grant") shall become effective on the Option Grant Date upon the execution of this Agreement by all parties and the receipt of the Option Grant Price referred to in Section 2.1(a)(i).

              (b) Closing. The closing of the purchase and sale with respect to a Group I Station upon the exercise of the Group I Option relating to such Station (a "Closing") shall be held in the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, at 10:00 a.m., local time, on a regular business day specified by Option Holder by written notice to Sellers not less than twenty (20) business days in advance of such specified business day, or at such other place and/or such other day as Sellers and Option Holder may agree in writing, provided that, in no event shall any Closing take place after April 10, 2008 (hereinafter referred to with respect to such Option as a "Group I Option Closing Date" or an "Option Closing Date").

         2.3 Deliveries at Option Grant.

              (a) Deliveries by Sellers. On the Option Grant Date, Sellers have delivered to Option Holder such customary documentation reasonably satisfactory to Option Holder and its counsel in order to effect the transaction contemplated by this Agreement, including, without limitation, the following:

                    (i) a certified copy of the resolutions or proceedings of Sellers authorizing Sellers' consummation of the transactions contemplated by this Agreement;

                    (ii) a certificate as to the existence and good standing of RCB issued by the Secretary of State of Delaware not more than ten (10) days before this Option Grant Date, certifying as to the incorporation and/or organization of RCB in Delaware and, certificates issued by an appropriate governmental authority of RCB to do business in the jurisdictions listed in
Schedule 3.1, to the extent such certificates are available, dated not more than ten (10) days before the Option Grant Date;

                    (iii) a receipt for the Option Grant Price;

                    (iv) the opinion of Sellers' counsel in the form attached as
Exhibit 8.3 to the Asset Purchase Agreement, dated as of this Option Grant Date;

                    (v) certificates of insurance showing Option Holder named as additional insured as contemplated in Section 5.1; and

                    (vi) such other documents as Option Holder may reasonably request.

              (b) Deliveries by Option Holder. On the Option Grant Date, Option Holder have delivered to Sellers the Option Grant Price and such instruments and other customary documentation reasonably satisfactory to Sellers and their counsel in order to effect the transactions contemplated by this Agreement, including, without limitation, the following:

                    (i) a certified copy of resolutions or proceedings of Option Holder authorizing the consummation of the transactions contemplated by this Agreement;

                    (ii) a certificate issued by the Maryland Department of Assessments and Taxation dated not more than ten (10) days before this Option Grant Date certifying as to the incorporation and good standing and/or qualification of Option Holder in Maryland and, to the extent available, a certificate of the appropriate governmental authorities as to the qualification of Option Holder, or an appropriate wholly-owned operating subsidiary of Option Holder, to transact business in each jurisdiction in which the Stations presently transact business from the Secretary of State or analogous entity of each such jurisdiction, dated not more than ten (10) days before the Option Grant Date;

                    (iii) opinions  of  Option  Holder's   counsel  and  special
counsel in the forms attached as Exhibits 7.3(a) and 7.3(b), respectively, to the Asset Purchase Agreement, each dated as of this Option Grant Date;

                     (iv) certificates of insurance contemplated in Section 6.5; and

                     (v) such further documents as Sellers may reasonably request.

         2.4 Deliveries at Closing. All actions at each Closing shall be deemed to occur simultaneously, and no document or payment shall be deemed to be delivered or made until all documents and payments are delivered or made to the reasonable satisfaction of Option Holder, Sellers and their respective counsel.

                  (a) Deliveries by Sellers.

                  (i) At each Closing, Sellers shall deliver to Option Holder such instruments of conveyance and other customary documentation as shall in form and substance be reasonably satisfactory to Option Holder and its counsel, including, without limitation, the following:

                           (a) one or more bills of sale  conveying the personal
property and all leases, contracts, and other intangible assets included in the License Assets for the Station that is the subject of such Closing;

                           (b)  one  or  more  assignments   conveying  the  FCC
Authorizations included in the License Assets for the Station that is the subject of such Closing;

                           (c) any mortgage discharges or releases of liens that
are necessary in order to transfer (i) the License Assets for the Station that is the subject of such Closing as contemplated by Section 1.3;

                           (d) a receipt  for the Option  Closing  Price for the
Station that is the subject of such Closing and for the Extension Fee applicable to such Group I Option that has accrued since the due date of the previous payment of Option Extension Fees for such Option (unless, with respect to the Closing of a Group I Option prior to the Columbus Option Closing Date, Option Holder defers the payment of such Option Closing Price until the Columbus Option Closing Date);

                           (e) all  consents  received  by Sellers  through  the
Option Closing Date to the assignment to or assumption by Option Holder of licenses, contracts and leases included in the License Assets for the Station that is the subject of such Closing;

                           (f) the  Terminations  as  required  by  Section  8.6
hereof;

                           (g)  documents of conveyance  evidencing  transfer of
the Real Property included in the License Assets for the Station that is the subject of such Closing;

                           (h) in the  case of the  Closing  of the  Twin  Peaks
Equity Interests, a stock certificate of Sandia representing the Sandia Stock (together with a blank stock power for the Sandia Stock);

                           (i) to the extent (1) such assets  were not  conveyed
under the Asset Purchase Agreement, (2) made available by NewVenco, Inc. and Television Alliance Group, Inc. and (3) consent is obtained to the transfer thereof, (a) all stock certificates of NewVenco, Inc. and Television Alliance Group, Inc. representing all of RCB's interest in the Other Assets (as such term is defined in the Asset Purchase Agreement) (together with stock powers endorsed in blank for such stock certificates of NewVenco, Inc. and Television Alliance Group, Inc., respectively) or (b) a stock certificate of NewVenco, Inc. and Television Alliance Group, Inc. representing Buyer's interest in the Other Assets;

                           (j) to the extent (1) such assets  were not  conveyed
under the Asset Purchase Agreement and (2) consent is obtained to the transfer thereof, a stock certificate of Transtower, Inc. representing all of Seller's interest in Transtower, Inc. (together with a stock power endorsed in blank for such stock of Transtower, Inc.); and

                           (k) the list of Qualified  Beneficiaries  entitled to
Continuation Coverage as of such Closing Date, as contemplated under Section 10.1(b).

                  (ii) At each Closing, and upon the written request of Option Holder at least ten (10) business days prior to such Closing, Sellers shall deliver to Option Holder, to the extent requested by Option Holder, the following:

                           (a)  a   certified   copy  of  the   resolutions   or
proceedings of each Seller authorizing the transactions contemplated at such Closing by this Agreement;

                           (b) a  certificate  of Sellers as required by Section
8.1(c) hereof;

                           (c) the  opinion of counsel  required  by Section 8.3
hereof;

                           (d)  a  certificate  as to  the  existence  and  good
standing of RCB issued by the Secretary of State of the State of Delaware dated not more than ten (10) days before the Option Closing Date and a certificate of the appropriate governmental authorities as to RCB's qualification to transact business in

Delaware and, certificates issued by the appropriate governmental authority of the jurisdiction in which the Station that is the subject of such Closing to the extent RCB then transacts business in such jurisdiction and to the extent such certificates are available, dated not more than ten (10) days before the Option Closing Date;

                           (e) such  other  documents  as  Option  Holder  shall
reasonably request.

                  (b) Deliveries by Option Holder.

                  (i) At each Closing, Option Holder shall deliver to Sellers and to Lender to the extent set forth in Section 2.1.B(a) above, the Group I Option Closing Price applicable to such Closing and to Sellers such instruments of assumption and other customary documentation as shall in form and substance be reasonably satisfactory to Sellers and their counsel, including, without limitation, the following:

                           (a) the Group I Option  Closing Price for the Station
that is the subject of such Closing and the Extension Fee applicable to such Group I Option that has accrued since the due date of the previous payment of Option Extension Fees for such Option (unless, with respect to the Closing of a Group I Option prior to the Columbus Option Payment Date, Option Holder defers the payment of such Option Closing Price until the Columbus Option Payment
Date);  provided that such amounts shall be delivered in the manner set forth in
Section 2.1.B hereof;

                           (b) an  assumption of  liabilities  pursuant to which
Option Holder will assume the Assumed Liabilities relating to the Station that is the subject of such Closing;

                           (c) the Terminations as required by Section 7.6; and

                           (d) in the case of the  Closing of the RCB Twin Peaks
Equity Interests, a receipt for the stock certificate issued to Option Holder representing the Sandia Stock;

                  (ii) At each Closing, and upon the written request of Sellers at least ten (10) business days prior to such Closing, Option Holder shall deliver to Sellers, to the extent requested by Sellers, the following:

                           (a)  a   certified   copy  of  the   resolutions   or
proceedings of Option Holder authorizing the transactions contemplated by this Agreement;

                           (b) a  certificate  of Option  Holder as  required by
Section 7.1(c) hereof;

                           (c)  a  certificate  as to  the  existence  and  good
standing of Option Holder issued by the Maryland Department of Assessments and Taxation dated not more than ten (10) days before the Option Closing Date and a certificate of the appropriate governmental authorities as to the qualification of Option Holder or an appropriate wholly-owned operating subsidiary of Option Holder to transact business in each jurisdiction in which the Station that is the subject of such Closing to the extent RCB then transacts business in such jurisdiction and to the extent such certificates are available from the Secretary of State or analogous entity of such jurisdiction dated not more than 10 days before the Option Closing Date;

                           (d) the  opinion of counsel  required  by Section 7.3
hereof;

                           (e) such other documents as Sellers shall  reasonably
request.

         2.5 Adjustments.

                  (a) Group I TBA. The parties agree to finalize any payments due under the Group I TBA relating to the Station through 11:59 p.m. on the day preceding the Option Closing Date for such Station (the "Adjustment Date").

                  (b) (i) Pre-Closing Certificate. For the purpose of finalizing the amounts required pursuant to Section 2.5(a)(i), Sellers shall deliver to Option Holder, and Option Holder shall deliver to Sellers, not less than five
(5) days  prior to the  applicable  Option  Closing  Date,  a  certificate  (the
"Pre-Closing Certificate"), to be signed at such Closing by an appropriate official of such parties after due inquiry by such official, but without any personal liability to any such official, each of which shall specify Sellers' and Option Holder's good faith determinations of the dollar amount under Section 2.5(a)(i), including, without limitation, appropriate documentation supporting determinations and calculations under Section 2.5(a).

                           (ii)  Pre-Closing  Dispute;  Escrow.  If  Sellers  or
Option Holder, acting in good faith, do not agree with any amount set forth in the other parties' Pre-Closing Certificate, then on or prior to the second business day prior to such Option Closing Date, such party (the "Disputing Party") may deliver to the other a written report (the "Estimate Report") setting forth in reasonable detail the Disputing Party's good faith reasonable estimate(s) of the amount(s) with which the Disputing Party disagrees. Any estimated amount which is set forth in the Pre- Closing Certificate and as to which the Disputing Party does not deliver its own estimate on or prior to such second business day will be the "estimated amount" of the adjustments under
Section 2.5(a)(i) (the "Adjustment Amount"), on the applicable Option Closing Date. In the case of any such estimated amount as to which the Disputing Party delivers its own estimate, the parties will endeavor in good faith to agree prior to the Closing on the appropriate amount of such estimate, and any amount so agreed upon by them in writing prior to the Closing will be the "estimated amount" of the Adjustment Amount on the applicable Option Closing Date. In the case of any such estimated amount as to which the Disputing Party delivers its own estimate and Sellers and Option Holder do not so agree, the estimate set forth in the Sellers' Pre-Closing Certificate will be the "estimated amount" of the Adjustment Amount, on the Option Closing Date, and at the Closing the difference (if any) between the amount of the Option Closing Price that would be determined using the amount set forth in the Sellers' Pre-Closing Certificate (as adjusted in accordance with Section 2.5(a)(ii)) and the amount of the Option Closing Price determined using the estimated Adjustment Amount set forth in the Estimate Report (such amount, the "Post-Closing Estimate Fund Deposit") will be transferred by Option Holder to Magna Trust Company, St. Louis, Missouri or such other bank as mutually agreed to by the parties (the "Escrow Agent"), to be held by the Escrow Agent pursuant to the Post-Closing Escrow Agreement substantially in the form of Exhibit 2.5(b) (with such changes as the Escrow Agent may request), and pending final determination of the disputed amount(s) in question pursuant to this Section 2.5(b) as set forth below, as a fund in escrow (the "Post-Closing Estimate Fund") to provide security for the payment of any additional amount which may be payable by Option Holder or pursuant to Section 2.1.

                           (iii)  Adjustment at Closing.  At such  Closing,  the
Option Closing Price shall be decreased to the extent Sellers owe Option Holder funds or increased to the extent Option Holder owes Sellers funds, based upon the amount set forth, in the Sellers' Pre-Closing Certificate (as adjusted in accordance with Section 2.5(a)(ii)).

                           (iv) Post-Closing Dispute. If any such dispute cannot
be resolved by Option Holder and Sellers or their respective independent public accountants within one hundred and eighty (180) days after the Option Closing Date, the disputed matters shall be referred to a mutually satisfactory independent public accounting firm of national stature which has not been employed by any party hereto for the two (2) years preceding the date of such referral; such firm to be selected by the independent public accountants of Sellers and Option Holder. The determination of such firm shall be conclusive and binding on each party and not subject to dispute or review. One-half of the fees of such firm shall be paid by Sellers, and one-half shall be paid by Option Holder.

                           (v)  Disbursement of  Post-Closing  Estimate Fund. If
any funds are transferred to the Escrow Agent to be held in the Post-Closing Estimate Fund, then any amount which becomes payable to Option Holder or Sellers pursuant to Section 2.5(b), together with interest accrued on such amount, will be paid to Option Holder or Sellers from the Post-Closing Estimate Fund, to the extent of the funds therein. If no funds are transferred to the Escrow Agent to be held in the Post-Closing Estimate Fund or the entire amount so transferred has theretofore been paid pursuant to this paragraph of Section 2.5(b), then any remaining amount payable to Sellers pursuant to Section 2.5(b) will be paid by Option Holder and any remaining amount payable to Option Holder pursuant to
Section 2.5(b) will be paid by Sellers. Any amount payable by Sellers or Option Holder pursuant to Section 2.5(b) (other than to the extent that funds are available from the Post-Closing Estimate Escrow to pay such amount) will bear interest at the prime or reference rate of interest announced by Chemical Bank as in effect from time to time, from the third business day after the adjusted Option Closing Price is determined in accordance with Section 2.5(b) through and including the date upon which such amount and all such interest are paid in full.

         2.6 Effect of Certain Laws or Proceedings. The parties hereto acknowledge and agree that notwithstanding anything in this Agreement or any other documents related hereto to the contrary (including, without limitation, any representations or warranties made by Sellers, covenants of the Sellers made herein, any condition precedent to the obligations of Option Holder set forth in this Agreement, or any provisions relating to indemnification to be made by Sellers hereunder), matters relating to, in connection with or resulting or arising from: (a) the effect, for purposes of any laws, statutes, ordinances, rules, regulations, orders or other actions whenever promulgated or enacted, including communications or communications-related laws, statutes, ordinances, rules, regulations, orders or other actions, whenever promulgated or enacted, and any licenses, permits or authorizations issued by any governmental authority (including, without limitation, the FCC) (collectively, "Laws") or any contract or agreement to be conveyed to or assumed, directly or indirectly, by Option Holder pursuant hereto or under the Asset Purchase Agreement (collectively, the "Conveyed

Contracts"), of (1) the transfer of the Station Assets, as defined in and pursuant to the terms of the Asset Purchase Agreement, to Option Holder and the transfer by Sellers of the License Assets hereunder and the Columbus Station Assets and the License Assets (as such terms are defined in the Columbus Option Agreement); (2) the grant by Sellers of the Options and the Columbus Option (as defined in the Columbus Option Agreement); (3) the execution, delivery and performance of any of the Transaction Documents; or (4) the consummation of the other transactions contemplated hereby, by the Columbus Option Agreement or by the Asset Purchase Agreement; (b) any conflict with, violation of, termination of or breach or default under any Laws or Conveyed Contracts as a result of the consummation of any of the transactions contemplated hereby, by the Columbus Option Agreement or by the Asset Purchase Agreement (including, without limitation, the Transaction Documents); or (c) any claims, actions, suits or other proceedings of any nature whatsoever ("Proceedings"), by any person or entity (including, without limitation, any governmental entity) by or before any court, administrative agency or otherwise, alleging a conflict, violation of, breach or default under, termination of or other inconsistency with Laws or Conveyed Contracts as a result of the consummation of any of the transactions contemplated hereby, by the Columbus Option Agreement or by the Asset Purchase Agreement (including, without limitation, the Transaction Documents), shall not:

                  (i) cause or constitute, directly or indirectly, a breach by either Seller of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other document related hereto (and such representations, warranties, covenants and agreements shall hereby be deemed to be modified appropriately to reflect and permit the impact and existence of such Laws, Conveyed Contracts and Proceedings and to permit any action by Seller to comply with or attempt in good faith to comply with such Laws, Conveyed Contracts and Proceedings);

                  (ii) otherwise cause or constitute, directly or indirectly, a default or breach by Sellers under this Agreement or any other documents related hereto;

                  (iii) result in the failure of any condition precedent to the obligations of Option Holder under this Agreement or any other document related hereto to be satisfied;

                  (iv) otherwise excuse Option Holder's performance of its obligations under this Agreement or any other document related hereto; or

                  (v) give rise to any claim for indemnification or other compensation by Option Holder or any adjustment of the Option Closing Price;

provided that the foregoing clauses (i) through (v) shall not apply to (1) any claim brought by a partner of Sellers alleging a violation of any Seller's partnership agreement or any claim brought by any partner, officer, director, agent or Affiliate of Sellers; (2) any breach by Sellers of their covenants set forth in this Agreement; or (3) any action instituted by the Federal Trade Commission or the Department of Justice relating to the HSR Act, in each case which shall be governed by other applicable provisions of this Agreement.

         2.7 Representations and Warranties of Sellers. The parties hereto acknowledge and agree that notwithstanding anything in this Agreement or any other documents related hereto to the contrary, and without expanding any obligations of Sellers hereunder, Sellers shall have no liability hereunder (for indemnification or otherwise) for the breach of any representation or warranty hereunder relating to events occurring after the date hereof unless such breach was caused by a negligent, grossly negligent or intentional wrongful action taken by Sellers.

         2.8. Effect of RCB Credit Agreement. Notwithstanding anything to the contrary in this Agreement, including, without limitation, Article 5 hereof, to the extent that (i) Sellers take any action that Sellers are required to take or that Sellers deem necessary to take, or fail to take any action that Sellers are prohibited from taking, under the terms of the RCB Credit Agreement or any document related thereto (including the security documents related thereto) but which in any event would cause Sellers to be in breach of, or in default under, this Agreement or (ii) Lender takes any action under that RCB Credit Agreement or any document related thereto (including the security documents related thereto), the result of which would cause Sellers to be in breach of, or in default under, this Agreement, such action or inaction shall be deemed to be permitted hereunder; Sellers and Lender shall be permitted to take such action or Sellers shall be permitted to not take such action, and Sellers shall have no liability whatsoever to Option Holder in connection therewith. Option Holder and RCB agree that notwithstanding anything to the contrary in the Cure Rights Agreement dated as of May 31, 1996 by and among Option Holder, certain subsidiaries of Option Holder, The Chase Manhattan Bank, N.A. and Sellers or in the RCB Credit Agreement (and documents related thereto), none of the rights and obligations of Option Holder hereunder shall be affected thereby.

                                    ARTICLE 3
                                    ---------

                    REPRESENTATIONS AND WARRANTIES OF SELLERS
                    -----------------------------------------

         Subject to the exceptions set forth in Section 8.1(a) hereof, Sellers represent and warrant to Option Holder as follows:

         3.1 Organization. RCB is a limited partnership duly formed, validly existing and in good standing under the law of the State of Delaware. Licensee is a general partnership duly formed and validly existing under the laws of the State of Missouri. Each Seller has the requisite partnership power and authority to carry on the business of the Stations now being conducted by it, to own and operate the License Assets owned and operated by it, and to enter into and consummate the transactions contemplated by this Agreement. RCB is qualified to conduct the business of the Stations now being conducted by it in each jurisdiction listed on Schedule 3.1.

         3.2 Approval/Authority. All requisite partnership actions and proceedings necessary to be taken by or on the part of each Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and necessary to make the same effective have been, or with respect to each Closing will be, duly and validly taken. This Agreement has been duly and validly authorized, executed and delivered by each Seller and constitutes its valid and binding agreement, enforceable in accordance with and subject to its terms, except as enforceability may be limited by laws affecting the enforcement of creditors' rights or contractual obligations generally and by the application of general principles of equity.

         3.3 No Conflicts. Except as set forth on Schedule 3.3, on this Option Grant Date (after giving effect to all approvals and consents which have been obtained), neither the execution and delivery by Sellers of this Agreement, nor the consummation by either Seller of the transactions contemplated hereby would constitute, a material violation of or would conflict in any material respect with or result in any material breach of or any material default under, any of the terms, conditions or provisions of any law or regulation to which either Seller is subject, or of RCB's agreement of limited partnership or Licensee's agreement of general partnership, as the case may be, or any contract, agreement or instrument that is required by the terms hereof to be listed on the Schedules hereto to which either Seller is a party or by which either Seller is bound.

               3.4 Brokers. Except for the fees payable to Communications Equity Associates referenced in Section 3.14 of the Asset Purchase Agreement, there is no broker or finder or other person or entity who would have any valid claim against Sellers for a commission or broker's fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or understanding of or action taken by any Seller or any Affiliate of Seller.

               3.5 FCC Authorizations. Licensee is the holder of the FCC Authorizations relating to the Group I Stations listed in Schedule 1.1.A(a) to this Agreement. Such FCC Authorizations constitute all of the licenses and authorizations required under the Communications Act of 1934, as amended (the "Communications Act") or the current rules and regulations and published policies of the FCC for and/or used in the operation of the Stations as now operated by Sellers. The material FCC Authorizations are in full force and effect and will not be subject to or scheduled for renewal until the dates set forth in Schedule 1.1.A(a). Except as set forth on Schedule 3.5, there is not pending, or to the actual knowledge of Sellers, threatened, any action by or before the FCC to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the FCC Authorizations, and except as set forth on
Schedule 3.5, there is not now pending, or to the actual knowledge of Sellers, threatened, issued or outstanding by or before the FCC, any investigation, order to show cause, notice of violation, notice of apparent liability or notice of forfeiture or complaint against Sellers with respect to any of the Stations, except to the extent that the result of such action, investigation, order, notice or complaint would not be attributable to (i) factors affecting the television or radio industries generally, (ii) general national, regional or local economic or financial conditions, (iii) governmental or legislative laws, rules or regulations, (iv) any affiliation agreement or the lack thereof or the non-transfer to Option Holder thereof or (v) actions taken by Option Holder or any Affiliate of Option Holder). To Sellers' actual knowledge, each Station is operating in compliance in all material respects with the FCC Authorizations, the Communications Act and the current rules and regulations of the FCC. For purposes of this Agreement, "Affiliate" means with respect to a party, any Person, directly or indirectly, controlling or controlled by such party, or any Person under direct or indirect common control with such party (as such terms are interpreted from time to time pursuant to the Securities Act of 1933, as amended); "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof; and "actual knowledge" with respect to Sellers means the conscious awareness of facts of Sellers' Station general managers and the officers of the general partner of Sellers after reasonable inquiry by such Station general managers and such officers with respect to the matters related to herein as to which the Sellers are stating their knowledge.

               3.6 Condition of Assets. The material tangible assets included in the License Assets are, in all material respects, in good and technically sound operating condition to permit the owner thereof to operate the Stations (in the manner in which the Stations are operated by the Sellers) in compliance with the terms of the FCC Authorizations, the Communications Act and current FCC rules and regulations.

               3.7 Title.

                   (a) Schedule 1.1.A(c) contains a description of the material real property leases (the "Leases") to which either Seller is a party as a tenant (or subtenant) or landlord with respect to the License Assets as of the date of this Agreement to be used under the Group I TBA. To the actual knowledge of Sellers, Sellers or either of them, as the case may be, are not in material default under any of the Leases.

                   (b) Except for this Option, the Permitted Encumbrances, as set forth on Schedule 1.3 and as otherwise provided herein, Sellers have on this Option Grant Date good, insurable and marketable (only, with respect to insurability and marketability, as to tangible property constituting Real Property) and indefeasible title to the tangible assets included in the License Assets owned by them and good and marketable title to the Real Property, and all such assets and Real Property are free and clear of all liens and encumbrances except for Permitted Encumbrances.

                   (c) On the Option Grant Date, except for Permitted Encumbrances, Sellers shall cause the FCC Authorizations to be free and clear of all liens, security interests and encumbrances of any kind whatsoever and shall cause the FCC Authorizations to remain free and clear of all such liens, security interests and encumbrances from the Option Grant Date through the Option Closing Date.

         3.8 Call  Letters,  Trademarks,  Etc.  Except as set forth on  Schedule
1.1.A(e), Sellers possess, and on the Option Closing Date shall possess, adequate rights, licenses or other authority to use all call letters, trademarks and trade names necessary to conduct the business of the Stations as presently conducted by Sellers except where the failure to so possess would not cause a material adverse change in financial condition or business of any TV Station, individually, or the Radio Stations, taken as a whole (provided that the foregoing shall not include any material adverse change attributable to (i) factors affecting the television or radio industries generally, (ii) general national, regional or local economic or financial conditions, (iii) governmental or legislative laws, rules or regulations, (iv) any affiliation agreement or the lack thereof or the non-transfer to Option Holder thereof or (v) actions taken by Option Holder or any Affiliate of Option Holder) (a "Station Material Adverse Change"). Except as set forth on Schedule 1.1.A(e), Sellers have not received any notice with respect to any alleged infringement or unlawful or improper use of any copyright, trademark, trade name or other intangible property right owned or alleged to be owned by others and used in connection with the Stations. Sellers represent and warrant that, except as set forth on Schedule 1.1.A(e) hereto, none of the trademarks listed thereon have been registered.

         3.9 Insurance. The Stations and the License Assets are, as of the Option Grant Date, insured by Sellers against loss or damage by fire and other hazards and risks of the character usually insured against by persons operating similar properties and business under policies issued by insurers of recognized responsibility.

         3.10 Contracts. Schedules 1.1.A(c), 1.1.A(d) and 3.11 to this Agreement contain a list of the following contracts as to which any Station or either Seller with respect to any Station is a party, and which have been excluded from transfer under the Asset Purchase Agreement, as of the Option Grant Date, other than the Excluded Contracts:

              (a) contracts evidencing time sales to advertisers or advertising agencies that are "trade" or "barter" transactions that require the furnishing of advertising time on a Station at any time after the Option Grant Date and that individually involve annual payments of more than $250,000;

              (b) sales agency or advertising representation contracts ending more than one year after the date of this Agreement;

              (c) employment contracts that individually involve annual base salaries of more than $100,000;

              (d) material licenses or agreements under which either Seller is authorized to broadcast on any Station filmed or taped programming supplied by others;

              (e)leases of personal property which have a term, including renewal options exercisable by any other party thereto, ending more than one year after the date of this Agreement and which involve annual payments of more than $50,000 or $250,000 in the aggregate;

              (f) material contracts not made in the ordinary and usual course of business; and

              (g) any other contracts which are material to the business and operation of any Station and involve annual payments of more than $100,000 individually.

         Notwithstanding anything to the contrary in the foregoing, it is understood and agreed that Sellers are not required to list contracts entered into in the ordinary course of business for the sale or sponsorship of advertising time on any Station for cash at such Station's prevailing rate with not more than one year remaining in any of their terms.

         3.11 Employees. Sellers have heretofore delivered to Option Holder a list of all employees of the Sellers as of the Option Grant Date and their respective salaries and dates of hire. Except as described on such list or on
Schedule 3.11, after giving effect to the consummation of the Asset Purchase Agreement Closing Sellers have no written contracts of employment with any employee. Except as described on Schedule 3.11 after giving effect to the consummation of the Asset Purchase Agreement Closing, neither Seller is a party to or subject to any collective bargaining agreements with respect to any Station nor, except as described in Schedule 3.11 after giving effect to the consummation of the Asset Purchase Agreement Closing, does either Seller have any other contracts with any labor union or other labor organization with respect to any Station. Except as described on Schedule 3.11 after giving effect to the consummation of the Asset Purchase Agreement Closing, Sellers are not a party to any pending or, to their actual knowledge, threatened labor dispute affecting any Station that would cause a Station Material Adverse Change.

         3.12 Litigation. Except as set forth on Schedule 3.12 hereto: (i) Sellers, with respect to the Stations, have not been operating under or subject to or in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality which has caused or could reasonably be expected to cause a Station Material Adverse Change; (ii) neither Seller is a party to any pending or, to Sellers' actual knowledge, threatened litigation affecting any of the License Assets that would cause a Station Material Adverse Change. There are no attachments, executions or assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy pending against or contemplated by Sellers, and to Sellers' actual knowledge, no such actions have been threatened against Sellers or any Station or any subsidiary of Seller. On the date hereof, except for ongoing or planned FCC rulemakings affecting the television or radio industry generally, there is no litigation or proceeding pending or, to Sellers' actual knowledge, threatened against or affecting
Sellers that would affect Sellers' ability to carry out the transactions contemplated by this Agreement or restrain, enjoin, prohibit or render illegal the consummation of the transactions contemplated by this Agreement.

         3.13  Compliance  with  Laws.  Except  as set  forth on  Schedule  3.5,
Sellers, with respect to the Stations, are to their actual knowledge, in compliance, except where the failure to so comply would not cause a Station Material Adverse Change, with all applicable laws, regulations and orders, and the present uses by Sellers of the License Assets do not, to Sellers' actual knowledge, violate any such laws, regulations or orders, except to the extent that any such violation would not result in a Station Material Adverse Change.

         3.14 Complete  Disclosure.  The  representations and warranties in this
Article 3 do not include any untrue statements of material fact or omit to state a material fact required to be stated therein necessary to make the statements not misleading in light of the circumstances under which they were made.


                                    ARTICLE 4
                                    ---------

                 REPRESENTATIONS AND WARRANTIES OF OPTION HOLDER
                 -----------------------------------------------

         Option Holder represents and warrants to Sellers as follows:

         4.1 Incorporation. Option Holder is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and Option Holder or an appropriate wholly-owned subsidiary of Option Holder shall be qualified to transact business in the States of California, Illinois, Indiana, Iowa, Louisiana, Missouri, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and any other state in which a Station is doing business as of the respective Option Closing Date of the acquisition of License Assets in such jurisdiction, and each of Option Holder has the corporate power and authority to enter into and consummate the transactions contemplated by this Agreement.

         4.2 Corporate Action. All corporate actions and proceedings necessary to be taken by or on the part of Option Holder in connection with the execution and delivery of this Agreement and the respective consummation of the transactions contemplated hereby and necessary to make the same effective have been duly and validly taken. This Agreement has been duly and validly authorized, executed and delivered by Option Holder, and constitutes its valid and binding agreement, enforceable in accordance with and subject to its terms except as enforceability may be limited by laws affecting the enforcement of creditors' rights or contractual obligations generally and by the application of general principles of equity.

         4.3 No Conflicts. Neither the execution and delivery by Option Holder of this Agreement, nor the consummation by Option Holder of the transactions contemplated hereby, would constitute or, with the giving of notice or the passage of time or both, would constitute a material violation of or would conflict with or result in any material breach of or any material default under any of the terms, conditions or provisions of any law or regulation to which Option Holder is subject, or the articles of incorporation or bylaws of Option Holder, or any contract, agreement or instrument to which Option Holder is a party or by which it is or will be bound.

         4.4 Brokers. Except for the fees payable to Smith Barney Inc. as referenced in Section 4.4 of the Asset Purchase Agreement, there is no broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or understanding of or action taken by Option Holder.

         4.5 Litigation. There is no litigation, proceeding or investigation of any nature pending or, to the best of Option Holder's actual knowledge, threatened against or affecting Option Holder that would affect Option Holder's ability fully to carry out the transactions contemplated by this Agreement or which has or could reasonably expected to restrain, enjoin, prohibit or render illegal the consummation of the transactions contemplated by this Agreement. There are no attachments, executions or assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy pending against or contemplated by Option Holder, and no such actions have been threatened against Option Holder. For purposes of this Agreement "actual knowledge" with respect to Option Holder means the conscious awareness of facts of the officers of Option Holder after reasonable inquiry by such officers with respect to the matters referred to herein as to which Option Holder is stating its knowledge.


                                    ARTICLE 5
                                    ---------

                    COVENANTS OF SELLERS PENDING THE CLOSING
                    ----------------------------------------

         Sellers covenant and agree, from the date hereof to and including the Option Closing Date for a Station and thereafter where so indicated (but not after the final Option Closing Date hereunder or the earlier termination of the Options hereunder), that they will act as follows with respect to such Station:

         5.1 Maintenance of Business until Closing. Until the Option Closing Date applicable to a particular Station, each Seller shall, with respect to the License Assets relating to such Station, continue to conduct its business and operations and keep its books of account, records and files in a manner consistent with the Group I TBA. Until the Option Closing Date applicable with respect to the particular Station, subject to the provisions of the Group I TBA, Sellers shall operate the Stations in all material respects in accordance with the terms of the FCC Authorizations and in compliance in all material respects with all applicable laws and FCC rules, regulations and published policies. Sellers will promptly execute and file any necessary applications for the renewal of the FCC Authorizations.

         Sellers will maintain in full force and effect through the Option Closing Date for each Station property damage, liability and other insurance with respect to the License Assets used or held for use by Sellers with respect to such Station consistent with Sellers' present practices as set forth in
Section 3.9, and between the Option Grant Date and the Option Closing Date with respect to a Station, Option Holder shall be named as an additional insured as its interests may appear on the insurance policies carried by Sellers with respect to the License Assets in connection with such Station thereunder.

         Except as consistent with the Group I TBA, nothing contained in this Agreement shall give Option Holder any right to control the programming, operations or any other matter relating to any Station prior to the Option Closing Date for such Station, and Sellers shall have complete control of the programming, operations and all other matters relating to each Station up to the Option Closing Date for such Station.

         Prior to the Option Closing Date for a Station,  except as set forth on
Schedule 5.1 or as otherwise may be consistent with the Group I TBA and the third from the last paragraph of this Section 5.1, Sellers will not, without the prior written consent of Option Holder (to the extent the following restrictions are permitted by the FCC and all applicable law):

                  (a) enter into (i) any written contract of employment or any collective bargaining agreement that will be binding on Option Holder or (ii) permit any increases in the compensation of any of the Station's employees, except in the case of (i) and (ii), to the extent consistent with the Group I TBA or past practices or as required by law or existing contract, in which case such contracts and agreements shall be assumed by Option Holder and treated as Assumed Liabilities hereunder; provided, however, that Sellers may pay bonuses to any of their employees so long as such bonuses do not create a binding obligation upon Option Holder after the applicable Option Closing Date;

                  (b) apply to the FCC for any construction permit that would materially restrict the Station's present operations or make any material change in the Station's buildings or leasehold improvements;

                  (c) (i) create or permit any lien or encumbrance, other than the Permitted Encumbrances, on the License Assets; or (ii) make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets on behalf of any Station outside the ordinary course of business or consistent with the Group I TBA; provided, however, that Seller shall consult with Option Holder to the extent Seller seeks to make significant capital expenditures prior to making such capital expenditures;

                  (d) violate, breach or default under, in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any material contract or license of any Station, other than as a result of this Agreement, the Option Agreement, the Group I TBA and the transactions contemplated hereby and thereby;

                  (e) incur, purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of Sellers under, any liability of or owing to Sellers in connection with any Station, other than (i) in the ordinary course of business consistent with past practice, (ii) as contemplated pursuant to this Agreement or the Group I TBA, (iii) the pay-off of any debt of Seller on or prior to the Closing or
(iv) in an aggregate amount (when combined with amounts under Section 5.1(e)(iv) of the Columbus Option Agreement) not to exceed $1,000,000; provided, however, that notwithstanding the foregoing, except as otherwise contemplated under the third from the last paragraph of this Section 5.1, Sellers will not incur or suffer to exist any additional indebtedness (whether in connection with any Station or otherwise, but excluding trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered).

                  (f) engage with any Person in any business combination, except as otherwise contemplated hereunder;

                  (g) engage in any transaction with respect to any Station with any officer, director, or Affiliate of Sellers (or any Affiliate thereof), either outside the ordinary course of business consistent with past practice or other than on an arm's- length basis;

                  (h) enter into any contract, agreement or commitment to do or engage in any of the foregoing;

                  (i) except as otherwise expressly provided for herein, sell, lease, transfer or agree to sell, lease or transfer any Option or any License Assets; or

                  (j) enter into and record any easements or restrictive covenants that would materially adversely affect the value or the current or continued use and enjoyment (to the extent such continued use and enjoyment conforms with current use and enjoyment) of the property to which they relate without the consent of Option Holder, which consent will not be unreasonably withheld;

         Notwithstanding anything in this Agreement to the contrary, Sellers shall be entitled to (i) renew or extend the term of any contract listed on Schedules 1.1.A(c), 1.1.A(d), 1.1.A(i)(1) or 3.11 which, by its terms, expires or will expire prior to April 10, 2006 and, in connection therewith, agree not to increase the amounts payable thereunder during any such renewal term except in accordance with the applicable Station's usual practices or the Group I TBA relating to the Station and (ii) take any action specified in subsections (c), (d), (e), (f), (h) and (i) and enter into a local management agreement in connection with the Twin Peaks Sale at the time of entry into any agreement of sale for the New Mexico Stations or the RCB Twin Peaks Equity Interest.

         Notwithstanding anything in this Agreement to the contrary, if Option Holder, including any assignee under the Group I TBA, has defaulted or breached in any material respect its economic obligations or liabilities hereunder or under the Group I TBA, prior to a sale by Sellers of the Group I Station relating thereto as set forth below, Sellers shall give Option Holder and Option Holder's lenders ("Option Holder's Lenders") under its then existing senior credit facility (the name and notice information regarding which Option Holder shall provide to Sellers) notice of the breach by Sellers, and Option Holder shall be given fifteen (15) days from the date of receipt of such notice to cure such breach and Option Holder's Lenders shall be given ninety (90) days from the date of receipt of such notice to cure such breach. During such cure period, Sellers shall be permitted to borrow an aggregate amount, which when combined with amounts borrowed under the last paragraph of Section 5.1 of the Columbus Option Agreement, does not exceed Three Million Dollars ($3,000,000) the proceeds of which shall be used to continue to operate such Stations. After the applicable cure periods with respect to such breach relating to a Group I Station have expired without such breach having been cured within such periods, Sellers shall, without being in violation of any of the covenants set forth herein, and without being subject to the restrictions set forth in such covenants, take such actions as Sellers in good faith deem necessary or desirable in connection with the operations of such Group I Stations, including without limitation, that Sellers may terminate the Group I TBA with respect to such Group I Station and/or may sell the Group I Station with respect to which Option Holder or any permitted assignee under the Group I TBA, is in breach, and upon the sale of such Group I Station, Sellers shall, upon receipt thereof, pay to Option Holder any amount received as payment for such Group I Station minus
(1) any non-recurring reasonable out-of-pocket costs incurred by Sellers in connection with such sale, other than any sales commission paid by Sellers in connection therewith, (2) any amounts owed by Option Holder to Sellers, including, without limitation, in connection with any economic breach by Option Holder hereunder or by Option Holder, or any permitted assignee under the Group I TBA, and all Option Extension Fees that are due but have not yet been paid through the date of the closing of such sale, (3) the total amount of all federal, state and local taxes incurred by Sellers in connection with such sale and (4) a commission based on the total amount paid for such Group I Station (such total amount, the "Sale Price") using the Standard Formula. For purposes of this Agreement, "Standard Formula" means (a) five percent (5%) on the first one million dollars ($1,000,000.00) of the Sale Price; (b) four percent (4%) on the next one million dollars ($1,000,000.00) of the Sale Price; (c) three percent (3%) on the next one million dollars ($1,000,000.00) of the Sale Price; (d) two percent (2%) on the next one million dollars ($1,000,000.00) of the Sale Price; and (e) one percent (1%) on any excess over four million dollars ($4,000,000.00) of the Sale Price. Option Holder's Group I Option with respect thereto shall terminate upon such sale.

         Option Holder hereby appoints each Seller as its attorney-in-fact for Option Holder with full authority in the place and stead of Option Holder and in the name of Option Holder, in Sellers' discretion to take any action to execute any instrument Sellers may deem necessary and advisable to accomplish such sale. Sellers agree to act in a commercially reasonable manner in connection with the sale of such Group I Station, and Option Holder shall cooperate with Sellers in connection therewith. Option Holder's rights hereunder shall be subject to any such actions as may be taken by Sellers pursuant hereto.

         TO THE EXTENT SELLERS HAVE ACTED IN A COMMERCIALLY REASONABLE MANNER IN CONNECTION WITH THE SALE OF A GROUP I STATION, NO CLAIM MAY BE MADE BY OPTION HOLDER AGAINST SELLERS OR ITS PARTNERS, AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (WHETHER THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT OR DUTY IMPOSED BY LAW) IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED AND RELATIONSHIP ESTABLISHED BY THE FOREGOING PARAGRAPH, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND OPTION HOLDER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

         5.2 Goodwill/Compliance with Agreements. Sellers shall diligently make all commercially reasonable efforts to preserve the License Assets and the business organization of the Stations and preserve the goodwill of the Stations' suppliers, customers and others having business relations with the Stations in a manner consistent with the Group I TBA.

         5.3 Reports; Access to Facilities, Files and Records. From time to time during the Exercise Period at the request of Option Holder, Sellers shall give or cause to be given to the officers, employees, agents and representatives of Option Holder (a) access (in the presence of any representative designated by Sellers), upon reasonable prior notice, during normal business hours, to the License Assets and to all books and records relating thereto, and (b) all such other information in Sellers' possession concerning the affairs of the Stations as Option Holder may reasonably request, provided that the foregoing does not unreasonably disrupt or interfere with the business and operations of Sellers or the Stations.

         5.4 Notice of Proceedings. Sellers will promptly notify Option Holder in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into or to institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

         5.5 Confidential Information. Sellers shall not use or disclose to any third parties (except as may be necessary for the consummation of the transactions contemplated hereby, or as required by law, including, without limitation, in connection with legal proceedings relating to this Agreement and the transactions contemplated hereby, or otherwise pursuant to subpoena or the request of a governmental authority, and then only with prior notice to Option Holder, including delivery of a copy of the subpoena or request, if applicable) this Agreement or any information received from Option Holder or its agents in the course of investigating, negotiating and performing the transactions contemplated by this Agreement; provided, however, that Sellers may disclose such information to Sellers' respective officers, partners, employees, lenders, advisors, attorneys and accountants who need to know such information in connection with the consummation of the transactions contemplated by the Agreement and who are informed by Sellers of the confidential nature of such information. Nothing shall be deemed confidential information that: (a) is known to either Seller at the time of the disclosure of such information to such Seller; (b) becomes publicly known or available other than as a result of disclosure by or through either Seller; (c) is rightfully received by Sellers from a third party; or (d) is independently developed by either Seller. In the event this Agreement is terminated and the transactions contemplated hereby abandoned, Sellers will return to the Option Holder all copies of documents, work papers and other written confidential material obtained by Sellers in connection with the transactions contemplated hereby.

         5.6 Consummation of Option Closing. Subject to the express terms and conditions of this Agreement, and without expanding such terms and conditions, Sellers shall diligently make and cooperate with Option Holder in making all commercially reasonable efforts in connection with any steps to be taken as part of its respective obligations under this Agreement, and each of Sellers shall diligently make and cooperate with Option Holder in making all commercially reasonable efforts to fulfill and perform all conditions and obligations on their part to be fulfilled and performed under this Agreement and to cause all terms and conditions set forth herein to be fulfilled and to cause the transactions contemplated by this Agreement in connection with the Option Exercise and Closing to be fully carried out.

         5.7 Notice of Certain Developments. Sellers shall give prompt written notice to Option Holder if prior to the Option Closing Date: (a) License Assets shall have suffered damage on account of fire, explosion or other cause of any nature that is sufficient to prevent operation of any Station in any material respect for more than twenty-four (24) consecutive hours, or (b) the regular broadcast transmission of any Station in the normal and usual manner in which it heretofore has been operating is interrupted in any material manner for a period of more than twenty-four (24) consecutive hours.

         5.8 Covenants of Sellers After Option Exercise. Sellers covenant and agree that, after their receipt of any Exercise Notice for the exercise of an Option relating to a particular Station, until either the Closing for such exercised Option occurs or such Exercise Notice is withdrawn pursuant to Section 1.4:

             (a) Application for Commission Consent and Defense of Claims. Within ten (10) days after receipt by Sellers of such Exercise Notice with respect to a Station, Sellers will complete Sellers' portion of applications to the FCC requesting its written consent to the assignment of the FCC Authorizations for such Station (and any extension or renewals thereof and any necessary waiver required under the terms of 47 C.F.R. ss. 73.3555(b) with respect thereto) to Option Holder, and upon receipt of Option Holder's portions of such applications, will promptly file such applications with the FCC jointly with Option Holder. Sellers will diligently take and cooperate in the taking of all commercially reasonable steps that are necessary, proper or desirable to expedite the preparation of such applications and their prosecution to a grant. Sellers will promptly provide Option Holder with a copy of any pleading, order or other document served on them relating to such applications. Sellers shall take, and cooperate with Option Holder in taking, all commercially reasonable steps to oppose any petition for reconsideration, application for review, or request for judicial review of, or any other protest filed with respect to, the issuance of the FCC consents contemplated by this
Section 5.8(a).

             (b) Consents. Sellers will diligently make and cooperate with Option Holder in making all commercially reasonable efforts (without being required to make any payment) to obtain or cause to be obtained prior to the Option Closing Date consents to the assignment to or assumption by Option Holder of all material licenses, leases and other contracts included in the License Assets used or held for use by Sellers with respect to such Station that require the consent of any third party by reason of the transactions provided for in this Agreement.

             (c) Consummation of Agreement. Subject to the terms and conditions of this Agreement, and without expanding such terms and conditions, Sellers shall diligently make and cooperate with Option Holder in making all commercially reasonable efforts to fulfill and perform all conditions and obligations on their part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.

         5.9 Hart-Scott-Rodino. To the extent required by law, Sellers, as promptly as practicable, shall prepare and jointly file with Option Holder all documents with the Federal Trade Commission and the United States Department of Justice, as are required to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and shall promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings. In such event, the parties shall cooperate fully and shall use their commercially reasonable efforts to expedite compliance with the HSR Act. Any filing fees (including by Sellers and Option Holder with respect to the transaction) under the HSR Act shall be borne one-half (1/2) by Sellers and one-half (1/2) by Option Holder.

         5.10 Compliance with Group I TBA. For so long as the Group I TBA is in effect with respect to a Station, Sellers shall comply in all material respects with all terms, provisions, covenants and agreements to be complied with by Sellers under the Group I TBA with respect to such Station.

         5.11 New Mexico Stations. To the extent RCB sells the New Mexico Stations or the RCB Twin Peaks Equity Interest after the Option Grant Date and prior to the purchase by Option Holder of the RCB Twin Peaks Equity Interest hereunder, RCB shall pay to Option Holder the amount paid to RCB in connection therewith, minus (1) the non-recurring out-of-pocket costs incurred by RCB in respect of consummation of such sale, (2) the total amount of all federal, state and local taxes (other than income taxes) incurred in connection with such sale,
(3) the total amount of all federal, state and local income taxes incurred by Sandia in connection with such sale, and (4) the Option Closing Price for the RCB Twin Peaks Equity Interest. In connection with any such sale, RCB shall provide a certificate to Option Holder as to the amount of the adjustment or the amount to be paid by RCB hereunder together with appropriate documentation supporting RCB's calculations.



                                    ARTICLE 6
                                    ---------

                 COVENANTS OF OPTION HOLDER PENDING THE CLOSING
                 ----------------------------------------------

         Option Holder covenants and agrees that from and after the date hereof through and including the final Option Closing Date that it will act as follows with respect to each Station:

         6.1 Confidential Information. Option Holder shall not use or disclose to third parties (except as may be necessary for the consummation of the transactions contemplated hereby, or as required by law, including, without limitation, in connection with legal proceedings relating to this Agreement and the transactions contemplated hereby, or otherwise pursuant to subpoena or the request of a governmental authority, and then only with prior notice to Sellers, including delivery of a copy of the subpoena or request, if applicable) this Agreement or any information (including, without limitation, financial information and information regarding program contracts and revenue) received from Sellers or their agents in the course of investigating, negotiating and performing the transactions contemplated by this Agreement; provided, however, that the Option Holder may disclose such information to Option Holder's officers, directors, employees, lenders, advisors, attorneys and accountants who need to know such information in connection with the consummation of the transactions contemplated by this Agreement and who are informed by Option Holder of the confidential nature of such information. Nothing shall be deemed to be confidential information that: (a) is known to Option Holder at the time of its disclosure to it; (b) becomes publicly known or available other than as a result of disclosure by or through Option Holder; (c) is rightfully received by Option Holder from a third party; or (d) is independently developed by Option Holder. In the event this Agreement is terminated and the purchase and sale contemplated hereby abandoned, Option Holder will return to the appropriate Seller all copies of documents, work papers and other written confidential material obtained by Option Holder in connection with the transactions contemplated hereby.

         6.2  Consummation  of Agreement.  Subject to the  provisions of Section
11.1 of this Agreement, and subject to the express terms and conditions of this Agreement, and without expanding such terms and conditions, Option Holder shall diligently make and cooperate with Sellers in making all commercially reasonable efforts in connection with any steps to be taken as part of their obligations under this Agreement, and Option Holder shall diligently make and cooperate with Sellers in making all commercially reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out. Option Holder agrees to diligently cooperate with Sellers in connection with obtaining consents to the assignment to, or assumption by, Option Holder of licenses, leases and other contracts included in the License Assets, and to execute such assumption instruments as may be required in connection with obtaining such consents on monetary terms no less favorable to Option Holder than those Sellers under such licenses, leases and other contracts on the date of such assumption.

         6.3 Notice of Proceedings. Option Holder will promptly notify Sellers in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

         6.4 Covenants of Option Holder After Option Exercise. Option Holder covenants and agrees that after Option Holder gives any Exercise Notice for the exercise of an Option relating to a particular Station, and until either the Closing occurs or such Exercise Notice is withdrawn or deemed to be withdrawn pursuant to Section 1.4:

             (a) Application For Commission Consent. Within ten (10) days after delivery to Sellers of such Exercise Notice with respect to a Station, Option Holder will complete Option Holder's portion of applications to the FCC requesting its written consent to the assignment of the FCC Authorizations for such Station (and any extension or renewals thereof and any necessary waiver required under the terms of 47 C.F.R. ss. 73.3555(b) with respect thereto) to Option Holder, and upon receipt of Sellers' portion of such applications pursuant to Section 5.8(a), hereof will promptly file such applications with the FCC jointly with Sellers. Option Holder will diligently take and cooperate in the taking of all commercially reasonable steps that are necessary, proper or desirable to expedite the preparation of all such applications and their prosecution to a grant. Option Holder will promptly provide Sellers with the copy of any pleading, order or other documents served on Option Holder relating to such applications. Option Holder shall take, and cooperate with Sellers in taking, all commercially reasonable steps to oppose any petition for reconsideration, application for review, or request for judicial review of, or any other protest filed with respect to, the FCC consents contemplated by this
Section 6.4(a).

             (b) Consents for Closing. Option Holder will diligently make and cooperate in making all reasonable efforts jointly with Sellers to obtain or cause to be obtained for the Closing prior to the Option Closing Date all necessary consents relating to the License Assets used or held for use by Sellers with respect to such Station and to execute such assumption instruments as may be required in connection with obtaining such consents. Without limitation of the foregoing, Option Holder covenants and agrees that it shall provide on request, to any third party from whom such consent is sought, such financial or other information as such third party may reasonably request in order for such third party to grant such consent.

         6.5 Insurance. On the Option Grant Date and at all times thereafter until the Option Closing Date with respect to a Station, Option Holder shall cause all parties currently named as "additional insured" on RCB's and Licensee's policies (a list of which has been previously provided to Option Holder) to be named as additional insured parties as their interests may appear, under all insurance policies carried by Option Holder with respect to the applicable Station.

         6.6 Notice of Material Impact. Option Holder will promptly notify the Sellers in writing of any significant developments that have, or could reasonably be expected to have, a material adverse impact on the condition (financial or otherwise) of the business or any material asset of Option Holder.

         6.7 Hart-Scott-Rodino. To the extent required by law, Option Holder, as promptly as practicable, shall prepare and jointly file with Sellers all documents with the Federal Trade Commission and the United States Department of Justice as are required to comply with the HSR Act, and shall promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings. In such event, the parties shall cooperate fully and shall use their commercially reasonable efforts to expedite compliance with the HSR Act. Any related filing fees under the HSR Act shall be paid in accordance with Section 5.9 hereof.

         6.8 Compliance with Group I TBA. For so long as the Group I TBA is in effect with respect to a Station, Option Holder shall comply in all material respects with all terms, provisions, covenants and agreements to be complied with by Option Holder under the Group I TBA with respect to such Station.


                                    ARTICLE 7
                                    ---------

                    CONDITIONS TO THE OBLIGATIONS OF SELLERS
                    ----------------------------------------

         In the case of a closing of a Group I Option on the Columbus Option Closing Date, all of the conditions set forth below (other than Sections 7.1(a) and 7.1(c)) apply with respect to the Group I Stations that are the subject of such Group I Option; and in the case of a closing of a Group I Option other than on the Columbus Option Closing Date, all of the conditions set forth below (other than Section 7.1) apply with respect to all of the Group I Stations that are the subject of such Group I Option. The obligations of Sellers to consummate the transactions contemplated by this Agreement with respect to a duly exercised Option from this Option Grant Date to the Option Closing Date are, at their option, subject to the fulfillment of the following conditions prior to or at the applicable Option Closing Date:

         7.1 Representations, Warranties, Covenants.

             (a) The representations and warranties of Option Holder contained in this Agreement shall have been true and accurate in all material respects as of the date when made and shall be true and accurate in all material respects as of the Option Closing Date except to the extent any such representation or warranty is expressly stated only as of a specified earlier date or dates, in which case such representation or warranty shall be true and accurate in all material respects as of such earlier date or dates and except to the extent changes are permitted or contemplated pursuant to this Agreement;

             (b) Option Holder shall have performed and complied in all material respects with the covenants and agreements required by this Agreement and the Group I TBA to be performed or complied with by them prior to or at the Option Closing Date (including the delivery by Option Holder of the Option Closing Price due with respect to the Option then being closed, the Option Closing Price of all Unpaid Options to the extent payable hereunder, and the Extension Fees applicable to such Option and such Unpaid Options that have accrued since the due date of the previous payment of Option Extension Fees for such Options to the extent payable hereunder); and

             (c) If requested by Sellers in accordance with Section 2.4(b)(ii), Option Holder shall have delivered to Sellers a certificate of an officer of Option Holder dated as of the Option Closing Date certifying to the fulfillment of the conditions set forth in Section 7.1.

         7.2 Proceedings.

             (a) As of the Option Closing Date, no action or proceeding shall have been instituted and be pending before any court or governmental body to materially restrain or prohibit, or to obtain material damages in respect of, the consummation of this Agreement that may reasonably be expected to result in a permanent injunction against such consummation or, if the transactions contemplated hereby were consummated, an order to nullify or render ineffective this Agreement or such transactions or for the recovery against Sellers of such material damages; and as of the Option Closing Date, none of the parties to this Agreement shall have received written notice (other than a letter of inquiry) from any governmental body of its intention to institute any action or proceeding to materially restrain or enjoin or nullify, or to obtain material changes in respect of, this Agreement or the transactions contemplated hereby that may reasonably be expected to result in a permanent injunction against such consummation or, if the transactions contemplated hereby were consummated, an order to nullify or render ineffective this Agreement or such transactions or the recovery against Sellers of substantial damages; provided, however, that the foregoing (a) and (b) shall not be deemed to fall within the provisions hereof, qualify as a condition hereunder to the extent such action or proceeding is (1) brought or caused to be brought by (i) any partner, officer, director, agent, Affiliate or creditor of Sellers, or any other party claiming by, through or against Sellers that is not related to Option Holder, (ii) any third party or agent of such party to any Contract relating to any consent required to convey any such Contract, or (iii) any party or agent of such party, who is currently a party to such affiliation agreement with Sellers, or any Affiliate of Sellers or in any way relating to any television or radio network affiliation agreement of any Seller, any Affiliate of any Seller, Option Holder or any Affiliate of Option Holder; or
(2) a Proceeding referred to in Section 2.6 hereof.

         7.3 Opinion of Counsel.  If  requested  by Sellers in  accordance  with
Section 2.4(b)(ii), Sellers shall have received an opinion of Option Holder's counsel dated as of the Option Closing Date in substantially the form attached to this Agreement as Exhibit 7.3(i) and an opinion of Option Holder's special communications counsel, dated as of the Option Closing Date in substantially the form attached to this Agreement as Exhibit 7.3(ii).

         7.4 FCC Authorization. As of the Option Closing Date, all FCC consents and approvals contemplated by this Agreement with respect to the Station shall have been granted.

         7.5 Hart-Scott-Rodino. To the extent required by law, the waiting period under the HSR Act shall have expired or be terminated and there shall not be pending any action instituted by the Federal Trade Commission or the Department of Justice under the HSR Act, and there shall not be outstanding any order of a court restraining the transactions contemplated hereby.

         7.6 Termination of Certain Agreements. The Sellers shall have received from Option Holder the termination of (i) the Leases and Subleases (as such terms are defined in the Asset Purchase Agreement) entered into by Option Holder and RCB with respect to the Station and (ii) the Group I TBA as it relates to the Station (together, the "Terminations").

         7.7 Group I TBA. Option Holder or any permitted assignee shall have paid all outstanding amounts due and owing, and performed in all material respects all covenants and agreements to be performed by it or any permitted assignee under the Group I TBA, on or before the Option Closing Date, including, without limitation, the amount due in respect of any breach of its, or any permitted assignee's, economic obligations or liabilities under the Group I TBA.


                                    ARTICLE 8
                                    ---------

                 CONDITIONS TO THE OBLIGATIONS OF OPTION HOLDER
                 ----------------------------------------------

         In the case of a closing of a Group I Option, all of the conditions set forth below apply with respect to all of the Group

I Stations for which such Group I Option was exercised. Subject to Section 2.6 hereof, the obligations of Option Holder to consummate the transactions contemplated by this Agreement of a duly exercised Option are, at its option, subject to the fulfillment of the following conditions prior to or at the applicable Option Closing Date:

         8.1 Representations, Warranties, and Covenants.

             (a) The representations and warranties of Sellers contained in this Agreement shall have been true and accurate as of the date when made and shall be true and accurate as of the Option Closing Date, except to the extent (i) any such representation or warranty is expressly stated only as of a specified earlier date or dates, in which case such representation and warranty shall be true and accurate as of such earlier date or dates except as set forth in (iii) below of this Section 8.1(a); (ii) changes are permitted as contemplated pursuant to this Agreement and the Group I TBA, (iii) the consequence of the matter set forth in such representation and warranty having failed to be true and accurate as of the date when made, on the Option Closing Date or on such earlier specified date would not result in a material adverse change in the financial condition or business of the Group I Stations and the Columbus Station taken as a whole, or of the License Assets taken as a whole (provided that the foregoing shall not include any material adverse change attributable to (v) factors affecting the television or radio industries generally, (w) general national, regional or local economic or financial conditions, (x) governmental or legislative laws, rules or regulations, (y) any affiliation agreement or the lack thereof or the non- transfer to Option Holder thereof, or (z) actions taken by Option Holder or any Affiliate of Option Holder) (a "Material Adverse Change").

             (b) Each Seller shall have performed and complied in all respects with covenants and agreements required by this Agreement to be performed or complied with by it prior to or at such Option Closing Date, including the delivery to Option Holder of the instruments conveying the License Assets that are the subject of such Closing to Option Holder except to the extent that the consequence of the failure of Seller to have so performed or complied would not result in a Material Adverse Change.

             (c) If requested by Option Holder in accordance with Section 2.4(a)(ii), Sellers shall have delivered to Option Holder a certificate of an officer of the general partner of RCB and of Licensee dated the Option Closing Date certifying to the fulfillment of the conditions set forth in Sections 8.1(a) and 8.1(b).

         8.2 Proceedings.

             (a) As of the Option Closing Date, no action or proceeding shall have been instituted and be pending before any court or governmental body to materially restrain or prohibit, or to obtain material damages in respect of, the consummation of this Agreement that may reasonably be expected to result in a permanent injunction against such consummation or, if the transactions contemplated hereby were consummated, an order to nullify or render ineffective this Agreement or such transactions or for the recovery against Option Holder of such material damages; and (b) as of the Option Closing Date, none of the parties to this Agreement shall have received written notice (other than a letter of inquiry) from any governmental body of its intention to institute any action or proceeding to materially restrain or enjoin or nullify, or to obtain material damages in respect of, this Agreement or the transactions contemplated hereby that may reasonably be expected to result in a permanent injunction against such consummation or, if the transactions contemplated hereby were consummated, an order to nullify or render ineffective this Agreement or such transactions or the recovery against Option Holder of substantial damages; provided, however, that the foregoing (a) and (b) shall not be deemed to fall within the provisions hereof or qualify as a condition hereunder to the extent such action or proceeding is (1) brought or caused to be brought by (i) any stockholder, bondholder, officer, director, agent, Affiliate or creditor of Option Holder or any other party claiming by, through or against Option Holder that is not related to Sellers, (ii) any third party or agent of such party to any Contract relating to any consent required to convey any such Contract, or
(iii) any party or agent of such party, who is currently a party to any such affiliation agreement with Option Holder or any Affiliate of Option Holder or in any way relating to any television or radio network affiliation agreement of any Seller, any Affiliate of any Seller, Option Holder or any Affiliate of Option Holder; or (2) a Proceeding referred to in Section 2.6 hereof.

         8.3 Opinion of Counsel. If requested by Option Holder, in accordance with Section 2.4(a)(ii), Option Holder shall have received an opinion of Seller's counsel dated as of the Option Closing Date in substantially the form attached to this Agreement as Exhibit 8.3(i), and an opinion of Sellers' special communications counsel dated as of the Option Closing Date in substantially the form attached to this Agreement as Exhibit 8.3(ii).

         8.4 FCC Authorizations. As of the Option Closing Date, all FCC consents and approvals as contemplated by this Agreement with respect to the Station shall have been granted.

         8.5 Hart-Scott-Rodino. To the extent required by law, the waiting period under the HSR Act shall have expired or been terminated and there shall not be pending any action instituted by the Federal Trade Commission or the Department of Justice under the HSR Act, and there shall not be outstanding any order of a court restraining the transactions contemplated hereby.

         8.6 Termination of Certain Agreements. The Option Holder shall have received from RCB the Terminations.

         8.7 Group I TBA. Seller shall have performed in all material respects all economic covenants and agreements to be performed by it under the Group I TBA, on or before the Option Closing Date.


                                    ARTICLE 9
                                    ---------

                                 INDEMNIFICATION
                                 ---------------

         9.1 Survival. The representations and warranties of Sellers and Option Holder contained in this Agreement (including the Schedules hereto) or in any certificate delivered by it pursuant to Sections 2.4, 7.1 and 8.1 of this Agreement and the covenants of Sellers and Option Holder under this Agreement to be performed on or before an Option Closing Date (a) that relate to a Station shall survive the Option Closing Date with respect to such Station until the earlier of (i) a period of one (1) year after such Option Closing Date, (ii) the final Option Closing Date or (iii) the Columbus Option Closing Date, and (b) that do not relate to the Stations shall survive for one year from the Option Grant Date. Option Holder's obligation to pay, perform or discharge the Assumed Liabilities shall survive until such Assumed Liabilities have been paid, performed or discharged in full. Sellers' obligations with respect to all obligations and liabilities not assumed by Option Holder pursuant to this Agreement shall survive until such obligations and liabilities have been paid, performed or discharged in full. The covenants and agreements contained in this
Article 9 shall continue in full force and effect until fully discharged. Any other covenants or agreements contained herein or made pursuant hereto which by their terms are to be performed after the Option Closing Date shall survive until fully performed and discharged in full, including without limitation all obligations and liabilities with respect to the Assumed Liabilities and the Retained Liabilities.

         9.2 Indemnification of Option Holder. Sellers agree that, after the Closing, subject to the limitations in Section 9.4 below, they shall indemnify and hold Option Holder and its officers, directors, employees, agents and Affiliates harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including, without limiting the generality of the foregoing, liabilities for reasonable attorneys' fees and expenses ("Loss and Expense") suffered (whether any such claim arises out of a third party action or is made by Option Holder against Sellers) by Option Holder resulting from (i) any material breach of a representation or warranty made by Sellers pursuant to this Agreement; (ii) any material failure by Sellers to perform or fulfill any of their covenants or agreements set forth in this Agreement; (iii) any failure by Sellers to pay, perform or discharge any liabilities or obligations not specifically assumed by Option Holder pursuant to this Agreement; (iv) any litigation, proceeding or claim by any third party arising from the business or operations of the License Assets by Sellers prior to the Option Grant Date, except to the extent arising from obligations or liabilities that have been disclosed to Option Holder in this Agreement or the Asset Purchase Agreement or the Schedules hereto (other than those set forth on Schedule 9.2 relating to the Stations) and except to the extent arising from obligations or liabilities of or assumed by Option Holder pursuant to this Agreement and from obligations or liabilities incurred by Option Holder pursuant to the Group I TBA.

         9.3 Indemnification of Sellers. Option Holder agrees that, after the Closing, it shall indemnify and hold Sellers and their respective officers, directors, partners, employees, agents and Affiliates harmless from and against any and all Loss and Expense suffered (whether any such claim arises out of a third party action or is made by any Seller against Option Holder) by any Seller resulting from (i) any material breach of representation or warranty made by Option Holder pursuant to this Agreement; (ii) any material failure by Option Holder to perform or fulfill any of its covenants or agreements set forth in this Agreement; (iii) any failure by Option Holder to pay, perform or discharge any Assumed Liabilities or any other obligations or liabilities of or assumed by Option Holder under this Agreement (including, without limitation, those set forth in Section 10.1 hereof); or (iv) any litigation, proceeding or claim arising from the business or operations of any of the Stations on or after the Option Grant Date.

         9.4 Limitation of Liability. (i) Notwithstanding any other provision of this Agreement, after a Closing, neither Sellers nor Option Holder shall indemnify or otherwise be liable to the other, unless (a) the party seeking indemnification has complied with the terms of, including the time limits set forth in, Section 9.6 and (b) the aggregate amount of Option Holder's Loss and Expense hereunder when combined with any Loss and Expense under the Columbus Option Agreement (in the case of Sellers' indemnification of Option Holder) or Sellers' Loss and Expense hereunder when combined with any Loss and Expense under the Columbus Option Agreement (in the case of Option Holder's indemnification of Sellers) exceeds $500,000, in which event the indemnified party shall be entitled to recover its aggregate Loss and Expense inclusive of $500,000 threshold; provided that such limitation shall not apply to any indemnification obligation of Option Holder pursuant to Section 9.3(ii), (iii) or (iv) hereunder or under the Columbus Option Agreement or Sellers pursuant to Section 9.2(ii), (iii) or (iv) hereunder or under the Columbus Option Agreement. Notwithstanding any provision contained herein, in no event shall Sellers be liable for any amount, which, when combined with any other amount for which Sellers previously have been liable under Section 9.2 hereof and any amount for which RCB is liable, or previously has been liable, under Section 9.2 of the Asset Purchase Agreement and any amount for which Sellers are liable, or previously have been liable, under Section 9.2 of the Columbus Option Agreement, is in excess of $50,000,000.

                  (ii) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that any amounts owed to Option Holder by Sellers for such Loss and Expense as determined in accordance with this Article 9 hereof, Article 9 of the Columbus Option Agreement and Article 9 of the Asset Purchase Agreement shall be made solely and exclusively in the form of a deduction from the Columbus Option Closing Price (such term when used herein shall have the meaning assigned to such term in the Columbus Option Agreement) that has not yet been paid to Sellers under the Columbus Option Agreement and that once the Columbus Option Closing Price has been paid in full or portion thereof placed in the Indemnification Fund (as defined in the Columbus Option Agreement) to Sellers or if the Columbus Option is terminated under the Columbus Option Agreement, Option Holder shall have no further recourse against Sellers, and no other payment by Sellers shall be required, hereunder, except for any pending claims against the amount of the Option Closing Price placed in the Indemnification Fund (as defined in the Columbus Option Agreement).

                  (iii) Anything in this Agreement or any applicable law to the contrary notwithstanding, neither Sellers (except to the extent expressly provided for in Section 9.4(ii)) nor any partner, director, officer, employee, agent or Affiliate of any

Seller (including any shareholder, director, officer, employee, agent or Affiliate of the general partners of any Seller) shall have any personal liability to Option Holder as a result of the breach of any representation, warranty, covenant or agreement of Sellers contained herein or otherwise and shall have no personal obligation to indemnify Option Holder for any of Option Holder's Losses or Expenses.

         9.5 Bulk Sales Indemnity. Option Holder hereby waives compliance with the provisions of any applicable bulk transfer laws. Subject to the limitations set forth in Section 9.4 above, Sellers further agree to indemnify and hold Option Holder harmless from and indemnify Option Holder against any and all Loss and Expense relating to any claims made by creditors with respect to non-compliance with any bulk transfer law, except to the extent that such claims result from the Assumed Liabilities and other obligations or liabilities to be paid or discharged by Option Holder as a result of this Agreement, the Columbus Option Agreement and the Group I TBA and/or Option Holder's failure to pay the same when due.

         9.6 Notice of Claims. If either Option Holder, on the one hand, or Sellers on the other hand, believes in good faith that it has suffered or incurred any Loss and Expense, such Seller shall notify the Option Holder in writing and, in any event, within one year from the Option Closing Date with respect to the related Station, describing such Loss and Expense, the factual basis for such claim, the amount thereof, estimated in good faith, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any action at law or suit in equity is instituted by a third party with respect to which any of the parties intends to claim any liability or expense as Loss and Expense under this Article 9, such party shall within twenty (20) days after receiving written notice thereof (or sooner to the extent the indemnifying party would not have time to adequately take the actions contemplated under Section 9.7) notify the indemnifying party of such action or suit.

         9.7 Defense of Third Party Claims.  The  indemnifying  party under this
Article 9 shall have the right to conduct and control through counsel of its own choosing the defense of any third party claim, action or suit (and the indemnified party shall cooperate fully with the indemnifying party), but the indemnified party may, at its election, participate in the defense of any such claim, action or suit at its sole cost and expense provided that, if the indemnifying party shall fail to defend any such claim, action or suit, then the indemnified party may defend through counsel of its own choosing such claim, action or suit, and (so long as it gives the indemnifying party at least fifteen (15) days' notice of the terms of the proposed settlement thereof and permits the indemnifying party to then undertake the defense thereof) settle such claim, action or suit, and to recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense. The indemnifying party shall not compromise or settle any third party claim, action or suit without the prior written consent of the indemnified party, which consent will not be unreasonably withheld or delayed.

         9.8 Indemnity as Sole Remedy. After the Option Closing Date, indemnification pursuant to this Article 9 shall be the sole and exclusive remedy of any party to this Agreement for any breach of a representation, warranty or covenant made or obligation undertaken by any other party, or for any Loss or Expense arising out of or relating to the items listed in Sections
9.2 and 9.3 or otherwise related to the transactions contemplated hereby, other than in respect of the Asset Purchase Agreement (subject to Section 9.4), the Columbus Option Agreement (subject to Section 9.4 thereof), the Registration Rights Agreement, the Group I TBA, the Employment Agreement, the Consulting Agreement, the Baker Stock Option Agreement, the Corporate Employee Stock Option Agreement, the Station Employee Stock Option Agreement, the Amended Employee Letter Agreement, the Voting Agreement, the ISO Amendment, the LTIP, the Amended Charter or the Articles Supplementary (as such documents are described in the Asset Purchase Agreement and, collectively, the "Transaction Documents"), which shall be governed by their terms, whether such claim may be asserted as a breach of contract, tort or otherwise.

         9.9 Arbitration. To the fullest extent not prohibited by law, any controversy, claim or dispute arising out of or relating to Article 9 of this Agreement, including the determination of the scope or applicability of this agreement to arbitrate, shall be settled by final and binding arbitration in accordance with the rules then in effect of the American Arbitration Association ("AAA"), as modified or supplemented under this Section, and subject to the Federal Arbitration Act, 9 U.S.C. ss.ss. 1-16. The decision of the arbitrators shall be final and binding provided that, where a remedy for breach is prescribed hereunder or limitations on remedies are prescribed, the arbitrators shall be bound by such restrictions, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         If any series of claims arising out of the same or related transactions shall involve claims which are arbitrable under the preceding paragraph and claims which are not, the arbitrable claims shall first be finally determined before suit may be instituted upon the others and the parties will take such action as may be necessary to toll any statutes of limitations, or defenses based upon the passage of time, that are applicable to such non-arbitrable claims during the period in which the arbitrable claims are being determined.

         In the event of any controversy, claim or dispute that is subject to arbitration under this Section 9.9, any party thereto may commence arbitration hereunder by delivering notice to the other party or parties thereto. The arbitration panel shall consist of three arbitrators, appointed in accordance with the procedures set forth in this paragraph. Within ten (10) business days of delivery of the notice of commencement of arbitration referred to above, Sellers, on the one hand, and Option Holder, on the other hand, shall each appoint one arbitrator, and the two arbitrators so appointed shall within ten
(10) business days of their appointment mutually agree upon and appoint one additional arbitrator (or, if such arbitrators cannot agree on an additional arbitrator, the additional arbitrator shall be appointed by the AAA as provided under its rules) provided, that persons eligible to be selected as arbitrators shall be limited to attorneys at law who (i) are on the AAA's Large, Complex Case Panel, (ii) have practiced law for at least 15 years as an attorney specializing in either general commercial litigation or general corporate and commercial matters and (iii) are experienced in matters involving the broadcasting industry.

         The arbitration hearing shall commence no later than thirty (30) business days after the completion of the selection of the arbitrators. Consistent with the intent of the parties hereto that the arbitration be conducted as expeditiously as possible, the parties agree that (i) discovery shall be limited to the production of such documents and the taking of such depositions as the arbitrators determine are reasonably necessary to the resolution of the controversy, claim or dispute and (ii) the arbitrators shall limit the presentation of evidence by each side in such arbitration to not more than ten (10) full days (or the equivalent thereof) or such shorter period as the arbitrators shall determine to be necessary in order to resolve the controversy, claim or dispute. The arbitrators shall be instructed to render a decision within ten (10) business days of the close of the arbitration hearing. If arbitration has not been completed within ninety (90) days of the commencement of such arbitration, any party to the arbitration may initiate litigation upon ten (10) days written notice to the other party(ies); provided, however, that if one party has requested the other to participate in an arbitration and the other has failed to participate, the requesting party may initiate litigation before the expiration of such ninety-day period; and provided further, that if any party to the arbitration fails to meet any of the time limits set forth in this Section 9.9 or set by the arbitrators in the arbitration, any other party may provide ten (10) days written notice of its intent to institute litigation with respect to the controversy, claim or dispute without the need to continue or complete the arbitration and without awaiting the expiration of such ninety-day period. The parties hereto further agree that if any of the rules of the AAA are contrary to or conflict with any of the time periods provided for hereunder, or with any other aspect of the matters set forth in this Section 9.9, that such rules shall be modified in all respects necessary to accord with the provisions of this
Section 9.9 (and the arbitrators shall be so instructed by the parties). The arbitrators shall base their decision on the terms of this Agreement and applicable law and judicial precedent which a United States District Court sitting in the District of Maryland (Southern Division) would apply in the event the dispute were litigated in such court, and shall render their decision in writing and include in such decision a statement of the findings of fact and conclusions of law upon which the decision is based. Each party agrees to cooperate fully with the arbitrator(s) to resolve any controversy, claim or dispute. The arbitrators shall not be empowered to award punitive damages or damages in excess of actual damages. The venue for all arbitration proceedings shall be Rockville, Maryland.

                                   ARTICLE 10
                                   ----------

                                EMPLOYEE MATTERS
                                ----------------

         10.1 Employee Matters. The following provisions shall act exclusively for the benefit of parties to this Agreement and not for the benefit of any other person or entity:

              (a) Effective as of each Option Closing Date, the Option Holder shall offer employment to each employee of Sellers who is employed at any Station immediately prior to the Option Closing Date with respect to such
Station (the "Station Employees") on terms and conditions which are substantially similar in the aggregate to the terms and conditions of employment of the Option Holder's employees as of the Option Closing Date, including the provision of retirement and health care benefits, except as any employment agreement between Option Holder and any Station Employee may otherwise require. The Option Holder shall assume all contracts of employment of the

Station Employees and notwithstanding anything in the foregoing to the contrary, to the extent such employment contract or collective bargaining agreement assumed hereunder provides for terms and conditions in addition to those referenced in the preceding sentence, Option Holder shall assume the terms thereof. Each Station Employee shall receive credit for past service with the Sellers for all purposes under the Option Holder's benefit plans.

              (b) Option Holder shall assume full responsibility and liability for offering and providing "Continuation Coverage" to any "Qualified Beneficiary" who is covered by a "Group Health Plan" sponsored or contributed to by the Sellers or any entity required to be combined with the Sellers (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) and who has experienced a "Qualifying Event" or is receiving "Continuation Coverage" arising with respect to employment at any Station on or prior to the Option Closing Date with respect to such Station. For purposes of this Section 10.1(b), a Qualified Beneficiary will be deemed to experience a Qualifying Event or to be receiving Continuation Coverage "arising with respect to employment" at a Station if such Qualified Beneficiary is or was an employee of the Station or is or was the spouse or other covered dependent of such employee. Schedule 10.1 identifies all Qualified Beneficiaries entitled to Continuation Coverage under any Seller's Group Health Plan on the date of this Agreement, and Sellers shall deliver at each Option Closing Date a list of Qualified Beneficiaries entitled to Continuation Coverage as of such date. "Continuation Coverage," "Qualified Beneficiary," "Qualifying Event" and "Group Health Plan" all shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA.

              (c) Option Holder shall offer health plan coverage to all Station Employees under the terms and conditions generally applicable to the Option Holder's employees as of the Option Closing Date. For purposes of providing such coverage, the Option Holder shall waive all preexisting condition limitations for all Station Employees covered by any Seller's group health plan as of the Option Closing Date and shall provide such health care coverage effective as of the Option Closing Date without the application of any eligibility period for coverage. In addition, the Option Holder shall credit all employee payments toward deductible and co-payment obligations limits under the Seller's health care plans for the plan year which includes the Option Closing Date as if such payments had been made for similar purposes under the Option Holder's health care plans during the plan year which includes the Option Closing Date, with respect to the Station Employees.

              (d) Option Holder shall grant Station Employees credit for and shall assume and be responsible for any liabilities with respect to sick leave and personal days accrued but unused by any Station Employees as of the Closing Date, and, Option Holder shall grant Station Employees credit for and shall be responsible for any liabilities with respect to any accrued but unused vacation for such employees as of the Option Closing Date.

              (e) Except as otherwise provided in Section 10.1(f), within a reasonable period of time after each Option Closing Date, RCB shall transfer from the River City Investment and Retirement Plan ("RCB's 401(k) Plan") to the Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan and Trust ("Option
Holder's 401(k) Plan") an amount, in cash, equal to the aggregate account balances held in the RCB's 401(k) Plan as of the date of transfer with respect to all Station Employees. Prior to the date of such transfer, and as preconditions thereto: (1) the Option Holder shall use commercially reasonable efforts to deliver to Sellers a copy of the most recently issued Internal Revenue Service ("IRS") determination letter (or other proof satisfactory to counsel for the Sellers) that Option Holder's 401(k) Plan is qualified under the Code, and (2) Sellers shall use commercially reasonable efforts to deliver to the Option Holder a copy of the most recently issued IRS determination letter (or other proof satisfactory to counsel for the Option Holder) that RCB's 401(k) Plan is qualified under the Code. Sellers shall not take any action with respect to RCB's 401(k) Plan to create a right on behalf of the Station Employees to distribution of plan assets from RCB's 401(k) Plan prior to such transfer. Subsequent to the transfer of assets to the Option Holder's 401(k) Plan, neither the Sellers nor RCB's 401(k) Plan shall retain any liability with respect to such Station Employees to provide them with benefits in accordance with the terms of RCB's 401(k) Plan. On or prior to the Option Closing Date, Sellers shall deliver to Option Holder a list of all Station Employees, indicating thereon the total amount deferred in pre-tax dollars to RCB's 401(k) Plan by each of the Station Employees under the terms of Section 402(g) of the Code with respect to the plan year of RCB's 401(k) Plan in which Closing occurs. Sellers and the Option Holder agree to cooperate with respect to any government filing, including, but not limited to, the filing of IRS Forms 5310-A, if necessary, to effect the transfer of assets contemplated by this Section 10.1.

              (f) The Option Holder agrees, effective as of the later of final Option Closing Date under this Option Agreement, the Columbus Option Closing Date or the termination of the Columbus Option Agreement, to fully assume sponsorship of RCB's 401(k) Plan including all obligations of the sponsor to contribute to and administer the plan. Sellers and the Option Holder agree to perform all acts necessary or proper to consummate the assumption of RCB's 401(k) Plan, including but not limited to the making of all proper filings with the IRS and the Department of Labor and the receipt of all necessary notices or approvals from governmental agencies.

              (g) The Option Holder agrees that the Sellers may inform its employees that the Option Holder has agreed that the Station Employees will be offered employment as provided in this Section 10.1; provided, however, that Option Holder shall have the right to approve any written statement to be made by Sellers in connection therewith.

                                   ARTICLE 11
                                   ----------

                            TERMINATION/MISCELLANEOUS
                            -------------------------

         11.1 Termination of Options.

         11.1.A Group I Options. If not exercised on or prior to April 10, 2006, in accordance with the terms and conditions specified herein, the applicable unexercised Group I Option shall expire and terminate. Subject to Section 11.1.B, a Group I Option may be terminated by Sellers at any time on or after April 10, 2008 if the Option Closing Date has not occurred on or prior to April 10, 2008.

         11.1.B Notice and Cure. (a) Notwithstanding anything to the contrary in the foregoing, to the extent that Option Holder has taken, or failed to take, any of the actions otherwise contemplated under Section 11.1.A prior to a termination under such provisions by Sellers, Sellers shall give Option Holder and Option Holder's Lenders under its then existing senior credit facility (the name and notice information regarding which Option Holder shall provide to Sellers) notice thereof, Option Holder shall be given thirty (30) days from the date of receipt of such notice to cure such action or inaction and the Option Holder's Lenders shall be given ninety (90) days from the date of receipt of such notice to cure such action or inaction. After the applicable cure period with respect to such action or inaction has expired without such action or inaction having been cured within such periods, Sellers shall have the right to terminate hereunder.

                  (b) On the date of this Agreement, Sellers shall have received from Option Holder, an irrevocable standby letter of credit issued by Option Holder's Lenders for the account of Sellers in the amount of $1,550,000 which shall have no conditions to drawing other than notice from Sellers that Option Holder or any permitted assignee under the Group I TBA has defaulted in its obligations under the Group I TBA relating to a Station, and Sellers shall have the right to draw down all amounts set forth on Schedule 11.1.D for each Station for which the Option Closing Date has not yet occurred, and following each draw down by Sellers, Option Holder shall replenish such letter of credit such that at all times such letter of credit shall be an amount equal to the aggregate of all amounts set forth on Schedule 11.1.D for each Station with respect to which the Option Closing Date has not yet occurred.

         11.2 Effect of Termination and Other Limitations. (a) In the event of termination, as provided in Section 11.1, the obligations of the parties hereto in respect of the terminated Option shall terminate (but shall remain in effect as applicable with respect to Options that were not terminated) without any liability or obligation on the part of Sellers or Option Holder, except that (i) the provisions of Sections 2.1.B, 3.4, 4.4, 5.5, 6.1, 11.2-11.12, and
11.15-11.19 shall survive, and (ii) to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, the non-defaulting parties' rights to pursue all legal or equitable remedies for breach of contract or otherwise, including the right to specific performance or damages or both, shall survive and the non-prevailing party in any lawsuit related to any such pursuit shall pay the attorney's fees of the prevailing party. Without limiting the generality of the foregoing, neither Option Holder, on the one hand, nor Sellers, on the other hand, may rely on the failure of any condition precedent set forth in Articles 7 or 8, as applicable, to be satisfied if such failure was caused by such party's (or parties') failure to act in good faith, or a breach of or failure to perform its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

         (b) Anything in this Agreement or any applicable law to the contrary notwithstanding, neither any Seller (except to the extent expressly provided for in Section 11.2(a)) nor any partner, director, officer, employee, agent or Affiliate of any Seller (including any shareholder, director, officer, employee, agent or Affiliate of the general partner of the Seller) shall have any personal liability to Option Holder as a result of the breach of any representation, warranty, covenant or agreement of Seller contained herein or otherwise and shall have no personal obligation to Option Holder for any of Option Holder's remedies hereunder.

         11.3 Expenses. Subject to the provisions of Sections 3.4 and 4.4, each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, accounting and legal fees incurred in connection herewith; provided, however, that Sellers on the one hand, and Option Holder on the other, shall each pay one-half of any sales or transfer taxes (including any real property transfer taxes) arising from transfer of the License Assets and any FCC filing fees.

         11.4 Assignments. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties except as specified herein, as follows:

                           (i) Option Holder or any permitted assignee of Option
Holder may assign its rights and interests hereunder with respect to any Option provided that (1) Option Holder gives Sellers written notice thereof; (2) such assignment shall not relieve Sinclair Broadcast Group, Inc. or any assignee hereof or of any other Option Holder of any of its obligations or liabilities hereunder; (3) such assignment would not violate any applicable laws, rules, regulations or policies of any applicable governmental authority; and (4) if Option Holder assigns an Option pursuant to this subsection (i) and if any amounts are paid to Option Holder in connection therewith, Option Holder shall, on the date any such payment is received, pay such amount to Sellers, which amount shall be referred to as the "Option Assignment Price" for such Option.

                           (ii) To the extent of any such  assignment  by Option
Holder in accordance with the terms of this Section 11.4, Sellers shall deliver any such documents contemplated under Section 2.4(a) to such assignee provided that once such delivery shall have been made to such assignee, Sellers' obligations hereunder with respect to such delivery shall be deemed to have been discharged. It is understood and agreed that nothing herein shall be deemed to prohibit a transfer of control of any Seller or Licensee or the assignment of any FCC Authorizations or any of the other License Assets by Sellers provided that Sellers agree to amend any filings contemplated under Section 5.8(a) to the extent necessary in connection therewith. Any attempt to assign this Agreement without the required consent shall be void. It is understood and agreed that nothing herein shall be deemed to expand the rights granted hereunder to any permitted assignee, which rights shall be in combination with, and not in addition to, the rights of Option Holder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.5 Further Assurances. Subject to the terms and conditions of this Agreement, from time to time prior to, at and after the Option Grant Date, each party hereto will use commercially reasonable efforts to take, or cause to be taken, all such actions and to do or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale contemplated by this Agreement and the consummation of the other transactions contemplated hereby, including executing and delivering such documents as the other party being advised by counsel shall reasonably request in connection with the consummation of this Agreement and the consummation of the other transactions contemplated hereby, including, without limitation, the execution and delivery of any and all confirmatory and other instruments, in addition to those to be delivered on either the Option Grant Date or any Option Closing Date.

         11.6 Notices. All notices, demands and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be delivered personally or sent by nationally recognized overnight delivery service, charges prepaid, or by registered or certified mail, return-receipt requested, or by facsimile transmission, and shall be deemed to have been given or made when personally delivered, the next business day after delivery to such overnight delivery service, when dispatched by facsimile transmission, five (5) days after deposited in the mail, first class postage prepaid, addressed as follows:

         (a)      If to any Seller:

                  River City Broadcasting, L.P.
                  1215 Cole Street
                  St. Louis, Missouri 63106-3897
                  Attn.:  Mr. Barry A. Baker and Mr. Larry D. Marcus
                  Telecopier:  (314) 259-5709

                  With a copy to:

                  Dow,  Lohnes &  Albertson
                  A Professional Limited Liability Company
                  1200 New Hampshire Ave., N.W.
                  Suite 800
                  Washington, D.C. 20036-6802
                  Attn.:  Leonard J. Baxt, Esq.
                  Telecopier:  (202) 776-2222

                  Baker & Botts
                  800 Trammell Crow Center

                  2001 Ross Avenue
                  Dallas, Texas  75201-2916
                  Attn.:   Andrew M. Baker, Esq.
                  Telecopier:  (214) 953-6503

or to such other address as any Seller may from time to time designate.

         (b)      If to Option Holder:

                  Sinclair Broadcast Group, Inc.
                  2000 W. 41st Street
                  Baltimore, Maryland 21211
                  Attn.:  Mr. David D. Smith
                  Telecopier:  (410) 467-5043

                  With a copy to:

                  Thomas & Libowitz, P.A.
                  The USF&G Tower
                  100 Light Street
                  Suite 1100
                  Baltimore, Maryland 21202-1053
                  Attn.:  Steven A. Thomas, Esq.
                  Telecopier:  (410) 752-2046

or to such other address Option Holder may from time to time designate.

         11.7 Captions. The captions of Articles and Sections of this Agreement are for convenience only, and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         11.8 Law Governing. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICT OF LAWS, EXCEPT TO THE EXTENT THAT THE FEDERAL LAW OF THE UNITED STATES GOVERNS THE TRANSACTIONS CONTEMPLATED HEREBY.

         11.9 Consent to Jurisdiction, Etc. EXCEPT AS SET FORTH IN SECTION 9.9 HEREOF, THE PARTIES HERETO HEREBY IRREVOCABLY CONSENT TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL COURT LOCATED IN THE DISTRICT OF MARYLAND (SOUTHERN DIVISION) OR TO THE EXTENT SUCH COURTS ARE NOT AVAILABLE, ANY COURT IN THE STATE OF MARYLAND LOCATED IN THE COUNTY OF MONTGOMERY IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE PARTIES HERETO HEREBY WAIVE PERSONAL SERVICE OF ANY PROCESS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING AND

AGREE THAT THE SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL ADDRESSED TO OR BY PERSONAL DELIVERY TO THE OTHER PARTY AT SUCH OTHER PARTY'S ADDRESS SET FORTH PURSUANT TO PARAGRAPH 11.6 HEREOF. IN THE ALTERNATIVE, IN ITS DISCRETION, ANY OF THE PARTIES HERETO MAY EFFECT SERVICE UPON ANY OTHER PARTY IN ANY OTHER FORM OR MANNER PERMITTED BY LAW.

         11.10 Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

         11.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, and all counterparts so executed shall constitute one (1) agreement binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the same counterpart.

         11.12 Entire Agreement/Amendments. This Agreement and the Group I TBA (including the Exhibits and Schedules hereto and thereto) and to the extent applicable, the Modification Agreement dated May 10, 1996 between RCB and Option Holder and the letter dated May 10, 1996 from the parties' counsel to the Department of Justice in connection therewith, and the documents delivered pursuant to this Agreement or other written agreements among the parties, dated the date hereof or hereafter, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede any and all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between them relating to the subject matter hereof. No amendment or waiver of any provision of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

         11.13 Access to Books and Records. Option Holder shall preserve for at least three (3) years after the Option Closing Date all books and records included in the License Assets. At the request of Sellers, Option Holder agrees to give to the officers, partners, employees, agents, accountants and counsel of Sellers access, upon reasonable prior notice during normal business hours, to the property, accounts, books, contracts, records, accounts payable and receivable, records of employees of Sellers (as Sellers may have been reorganized) and other information concerning the affairs of any Station, any of the License Assets, except as may be prohibited by law, and to the employees of Option Holder as Sellers may reasonably request. Sellers shall have no obligation to retain books and records relating to the License Assets, subsequent to the Closing relating to such License Assets. To the extent any such books and records are retained, then for a period not to exceed three (3) years after the Closing Date, at the request of Option Holder, Sellers agree to give the officers, employees, accountants and counsel of Option Holder access, upon reasonable prior notice during normal business hours, to the books, records and files retained by Sellers with respect to the business and operation of any Station by Sellers as Option Holder may reasonably request in connection with an audit of any Station. Each of Option Holder and Sellers shall be permitted at their own expense to make extracts from or copies of the foregoing books, records and files of the other party.

         11.14 Waiver of Final Grant by FCC. Option Holder and Sellers agree to proceed to effect a Closing with respect to a Station as provided in Section 2.2(b) hereof, on Initial Grant, as defined below. "Initial Grant" shall be defined for the purposes of this Agreement as the date of the publication of the FCC "Public Notice" announcing the grant of the "Assignment Application(s)" for the FCC licenses for such Station to be transferred hereunder which contains no conditions materially adverse to Option Holder. The terms "Public Notice" and "Assignment Application(s)" have the same meaning herein as are generally given to such terms under existing FCC rules, regulations and procedures.

         11.15 Recitals, Headings. The Recitals contained in this Agreement shall be deemed to be a binding part of this Agreement. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         11.16 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

         11.17 Public Announcements and Press Releases. Prior to the later of the final Option Closing Date, the Columbus Option Closing Date or the termination of the Columbus Option Agreement, neither Sellers nor Option Holder shall, except by mutual agreement, make any press release or other public announcement (written or oral) concerning this Agreement or the transactions contemplated by this Agreement, except as may be required by any law, rule or regulation (including, without limitation, filings and reports required to be made with or pursuant to the rules of the SEC) or any by existing contract, license, or agreement to which it is a party and provided that the party required to make such announcement shall provide a draft copy thereof to the other parties hereto, and consult with such other parties concerning the timing and content of such announcement, before such announcement is made. No press releases or other public announcements concerning this Agreement or the transactions contemplated hereby shall be made by any party hereto without the prior written consent of the other parties unless the first such party is legally compelled to do so.

         11.18 Board of Directors and Committees. From and after the Asset Purchase Agreement Closing Date, Option Holder shall cause (i) each of (1) Barry Baker ("Baker") and (2) Roy F. Coppedge (or such other individual as may be designated by Boston Ventures Limited Partnership IV and Boston Ventures Limited Partnership IVA (collectively, "Boston Ventures")) (the "BV Designee") to receive notice of all meetings of the Board of Directors of Option Holder and to be permitted to attend such meetings, (ii) Baker to receive notice of all meetings of any executive and finance committees, and to be permitted to attend such meetings, and (iii) the BV Designee to receive notice of all meetings of any compensation and finance committees, and to be permitted to attend such meetings. In addition, if the Board of Directors or any executive, finance or compensation committee of Option Holder plans to take actions by written consent in lieu of a meeting, then Option Holder shall cause Baker (in the case of the Board of Directors and any executive and finance committees) and the BV Designee (in the case of the Board of Directors and any finance and compensation committees) to receive a copy of the form of consent documents relating to such actions at the same time that such documents are circulated or distributed to the members of the Board of Directors, executive, finance or compensation committees, as applicable. In addition, as soon as permissible under the rules of the FCC and applicable laws, Option Holder shall cause (i) each of Baker and the BV Designee to be appointed as members of the Board of Directors of Option Holder, (ii) Baker to be appointed as a member of any executive committee and, to the extent established, the finance committee and
(iii) the BV Designee to be appointed as a member of any finance committee, to the extent established, and the compensation committee. Option Holder's Board of Directors (which presently consists of seven (7) directors) has duly adopted resolutions which have fixed the number of members of (x) directors of Option Holder at nine (9) directors, (y) the executive committee at six (6) members, and (z) the compensation committee at six (6) members and such resolutions also have designated Baker and the BV Designee, as applicable, to fill the directorships on the Option Holder's Board of Directors and memberships on such committees pursuant to the terms of this Agreement. To the extent that the Option Holder or the Board of Directors establishes a finance committee, it shall designate each of Baker and the BV Designee as members of the finance committee. Baker shall be entitled to be a director of Option Holder and a member of the executive committee and, to the extent established, the finance committee for so long as he remains an employee of Option Holder, and BV shall be entitled to have the BV Designee be a director of Option Holder and a member of the compensation committee and, to the extent established, the finance committee until the first to occur of (i) the later of (a) the fifth anniversary of the Asset Purchase Agreement Closing Date and (b) the expiration of the initial five-year term of Barry Baker's Employment Agreement with Option Holder and (ii) such time, after Option Holder has issued the Convertible Preferred Stock to RCB or to its Partners, as Boston Ventures no longer owns, of record or beneficially to the extent of its interest as a limited partner of RCB, at least 721,115 shares of Option Holder Common Stock, on an "as converted" basis, as such number may be adjusted pursuant to stock splits, stock combinations, reclassifications or recapitalizations of Option Holder occurring after the date hereof.

         11.19 List of Definitions. The following is a list of certain terms used in this Agreement and a reference to the Section hereof in which such term is defined:

        Terms                                      Section
        -----                                     ---------

AAA                                                Section   9.9
Adjustment Amount                                  Section   2.5(b)
Adjustment Date                                    Section   2.5(a)
Affiliate                                          Section   3.5
Agreement                                          Preamble

Asset Purchase Agreement                           Recitals
Asset Purchase Agreement Closing Date              Recitals
Asset Purchase Closing                             Recitals
Assumed Liabilities                                Section 1.3
Baker                                              Section 11.18
Boston Ventures                                    Section 11.18
BV Designee                                        Section 11.18
Closing                                            Section 2.2(b)
Columbus Option Agreement                          Recitals
Columbus Station                                   Recitals
Columbus Station Excess Cash Flow                  Section 2.1.B(b)(ii)
Communications Act                                 Section 3.5
Contract                                           Section 1.1.A(d)
Conveyed Contracts                                 Section 2.6
Disputing Party                                    Section 2.5(b)
Escrow Agent                                       Section 2.5(b)
Estimate Report                                    Section 2.5(b)
Excluded Assets                                    Section 1.2
Excluded Contracts                                 Section 1.2(f)
Exercise Date                                      Section 1.4
Exercise Notice                                    Section 1.4
Exercise Period                                    Section 1.5
FCC                                                Recitals
FCC Authorizations                                 Recitals
Group I Options                                    Section 1.1
Group I Option Closing Price                       Section 2.1.B(a)
Group I Stations                                   Recitals
Group I TBA                                        Recitals
Group I TV Stations                                Recitals
Group I Unpaid Options                             Section 2.1.B(a)
Highest Capital Tax Rate                           Section 2.1.B(a)
HSR Act                                            Section 5.9
Initial Grant                                      Section 11.14
IRS                                                Section 10.1(e)
Laws                                               Section 2.6
Leasehold Interests                                Section 1.1.A(c)
Leases                                             Section 3.7(a)
Lender                                             Section 2.1.B(a)
Licensee                                           Preamble
License Assets                                     Section 1.1.A
Loss and Expense                                   Section 9.2
Material Adverse Change                            Section 8.1(a)
New Mexico Stations                                Recitals
Option Assignment Price                            Section 11.4(a) (i)
Option Closing Date                                Section 2.2(b)
Option Closing Price                               Section 2.1.B(a)
Option Extension Fees                              Section 2.1.B(b)
Option Grant                                       Section 2.2(a)
Option Grant Date                                  Preamble

Option Grant Price                                 Section 2.1.A
Option Holder                                      Preamble
Option Holder's 401(k)Plan                         Section 10.1(e)
Option Holder's Lenders                            Section 5.1(i)
Other Contracts                                    Section 1.1.A(d)
Permitted Encumbrances                             Section 1.3
Person                                             Section 3.5
Post-Closing Estimate Fund                         Section 2.5(b)
Post-Closing Estimate Fund Deposit                 Section 2.5(b)
Pre-Closing Certificate                            Section 2.5(b)
Proceedings                                        Section 2.6
Radio Stations                                     Recitals
RCB                                                Preamble
RCB Credit Agreement                               Section 2.1.B(a)
RCB's 401(k)Plan                                   Section 10.1(e)
RCB Twin Peaks Equity Interests                    Recitals
Real Property                                      Section 1.1.A(c)
Real  Property  Improvements                       Section 1.1.A(c)
Sale Price                                         Section 5.1(i)
Sandia                                             Recitals
Sandia Stock                                       Recitals
Sellers                                            Preamble
Standard Formula                                   Section 5.1(i)
Station Employees                                  Section 10.1(a)
Station Material Adverse Change                    Section 3.8
Stations                                           Recitals
Terminations                                       Section 7.6
Transaction Documents                              Section 9.8
Twin Peaks                                         Recitals
Twin Peaks License Partnership Interest            Recitals
Twin Peaks Partnership Interest                    Recitals
Twin Peaks Sale                                    Recitals
Unpaid Amount                                      Section 2.1.B(a)

         11.20 No Third Party Beneficiaries. No person other than Option Holder or Sellers shall have any right to enforce any provision of this Agreement or have any "third party beneficiary" rights hereunder, other than Option Holder's Lenders with respect to Section 11.4 hereof and Boston Ventures and Baker with respect to Section 11.18 hereof and except as expressly provided in a separate agreement dated as of the date of the Asset Purchase Agreement among Option Holder, Sellers and Option Holder's Lenders.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                          RIVER CITY BROADCASTING, L.P.

                          By:   Better Communications, Inc., its
                                General Partner



                          By:    /s/ Larry D. Marcus
                                -------------------------
                                 Name:  Larry D. Marcus
                                 Title: Vice President


                          RIVER CITY LICENSE PARTNERSHIP

                          By:     River City Broadcasting, L.P.

                          By:     Better Communications, Inc.,
                                  its General Partner



                          By:    /s/ Larry D. Marcus
                                 ------------------------
                                  Name:  Larry D. Marcus
                                  Title: Vice President


                          OPTION HOLDER:

                          SINCLAIR BROADCAST GROUP, INC.



                          By:    /s/ David B. Amy
                                 ------------------------
                                  Name:  David B. Amy
                                  Title: Chief Financial Officer